As filed with the Securities and Exchange Commission on February 12, 2002

                                                        Registration No.________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                            ------------------------

                                 FIBERCORE, INC.
             (Exact name of registrant as specified in its charter)

            NEVADA                                              87-0445729
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)


                        253 WORCESTER ROAD, P.O. BOX 180
                               CHARLTON, MA 01507
                                 (508) 248-3900
                          (Address, including zip code;
   telephone number, including area code of registrant's principal executive offices)

                                  -----------
                               DR. MOHD A. ASLAMI
                        253 WORCESTER ROAD, P.O. BOX 180
                               CHARLTON, MA 01507
                                 (508) 248-3900
                       (Name, address, including zip code;
          telephone number, including area code of agent for service)
                                  -----------

                                   Copies to:

                              Malcolm Wattman, Esq.
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6000
                                  -----------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities to be offered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                  -----------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================

                              AMOUNT TO BE
     TITLE OF SHARES TO BE     REGISTERED     PROPOSED MAXIMUM OFFERING     PROPOSED MAXIMUM AGGREGATE  AMOUNT OF REGISTRATION FEE
           REGISTERED            (1) (2)          PRICE PER SHARE(3)              OFFERING PRICE                  (4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $0.001
Total                           8,381,757               $2.05                      $17,182,602                 $ 1,581
====================================================================================================================================

(1) We are registering a total of 8,381,757 shares of our common stock consisting of:

     o 1,108,292 shares of our common stock issued to Crescent International, Ltd;

     o 339,412 shares of our common stock issuable upon exercise of warrants issued to Gruntal & Co., LLC;

     o 6,880,881 shares of our common stock issuable upon conversion and redemption of convertible securities and exercise of warrants issued and issuable to Riverview Group, LLC; Laterman & Co. and Forevergreen Partners (estimated pursuant to our Registration Rights Agreement with the foregoing investors. See "Recent Financing Agreements" on page 18 of the attached prospectus.)

     o    53,172 issuable upon exercise of warrants issued to other investors

(2) Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, the registration statement of which this prospectus is a part also registers a currently indeterminate number of additional shares of our common stock that may be issued upon the occurrence of dilutive events. The Company has made a good faith effort to estimate the actual number of shares issuable.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The actual offering price per share for the shares registered hereunder will be the market price at the time of the sale.

(4) Calculated pursuant to Rule 457(c) with respect to the 8,381,757 shares registered hereunder, based upon the average of the high and low sale price of the common stock of FiberCore, Inc. on February 11, 2002 (on which the highest price was $2.14 and the lowest price was $1.96), as reported by the Nasdaq SmallCap Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES THAT MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE THAT THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES WHICH ARE THE SUBJECT OF THIS REGISTRATION STATEMENT MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SOLICIT AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------


      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2002


                                 FIBERCORE, INC.

                                  COMMON STOCK

     This prospectus relates to the public offering by FiberCore, Inc. and the Selling Stockholders of up to a maximum of 14,512,734 shares of the common stock of FiberCore, Inc., par value $.001 per share, representing approximately 23.6% of the outstanding shares of FiberCore, Inc.'s common stock on February 11, 2002. The 10,312,734 shares of our common stock, representing approximately 16.8% of the outstanding shares of FiberCore, Inc.'s common stock on February 11, 2002, being offered for resale on behalf of Selling Stockholders consist of:

o 2,587,870 shares of our common stock issued and issuable to Crescent International, Ltd;

o 790,811 shares of our common stock issuable upon exercise of warrants issued to Gruntal & Co., LLC;

o 6,880,881 shares of our common stock issuable upon conversion of convertible securities and exercise of warrants issued and issuable to Riverview Group, LLC; Laterman & Co. and Forevergreen Partners; and

o 53,172 shares of our common stock issuable to other investors upon exercise of warrants.

     The remaining 4,200,000 shares of our common stock, representing approximately 6.8% of the outstanding shares of our common stock on February 11, 2002, are being registered for underwritten sales by FiberCore from time to time. The names of any underwriters or agents will be set forth in the accompanying prospectus supplement.

     The prices at which the Selling Stockholders and we may sell the shares of our common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold.

     The NASDAQ SmallCap symbol for our common stock is FBCE. On February 11 , 2002, the last reported sale price for our common stock was $2.14 per share.

     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

INVESTING IN THESE SECURITIES INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS REGISTRATION STATEMENT ON FORM S-3 OF WHICH THIS REGISTRATION STATEMENT IS A PART REGISTERS THE RESALE OF 8,381,757 SHARES OF OUR COMMON STOCK, PAR VALUE $.001 PER SHARE. PURSUANT TO RULE 429 UNDER THE ACT, THIS PROSPECTUS IS A COMBINED PROSPECTUS WHICH ALSO INCLUDES 6,130,977 REMAINING SHARES COVERED BY THE REGISTRATION STATEMENT ON FORM S-3 WHICH BECAME EFFFECTIVE ON SEPTEMBER 29, 2000, AS AMENDED, (FILE NO. 333-40406).


                THE DATE OF THIS PROSPECTUS IS FEBRUARY 12, 2002.

                                TABLE OF CONTENTS

THE OFFERING...................................................................5
ABOUT THIS PROSPECTUS..........................................................5
THE COMPANY....................................................................5
OUR BUSINESS...................................................................5
DILUTION......................................................................16
FORWARD-LOOKING INFORMATION...................................................17
WHERE YOU CAN FIND MORE INFORMATION...........................................17
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................17
RECENT FINANCING AGREEMENTS...................................................18
USE OF PROCEEDS...............................................................22
SELLING STOCKHOLDERS..........................................................24
PLAN OF DISTRIBUTION..........................................................29
DESCRIPTION OF CAPITAL STOCK..................................................31
SECURITIES AND EXCHANGE COMMISSION
  POSITION ON INDEMNIFICATION.................................................33
LEGAL MATTERS.................................................................33
EXPERTS.......................................................................33
INFORMATION NOT REQUIRED IN PROSPECTUS........................................35

                                  THE OFFERING

     In the registration statement of which this prospectus is a part, we are registering for resale shares of our common stock issued and issuable to Crescent International Ltd., issuable to Gruntal & Co., LLC, Riverview Group, LLC, Laterman & Co., Forevergreen Partners, and issuable to Marc Drimer, Guido Roennefahrt, and Felix Rebholz. See "Selling Stockholders" beginning on page 24.


     We are also offering for sale up to 4,200,000 shares of our common stock from time to time in underwritten offerings, at prices to be determined at the time of the offerings. Although we have not established a definitive plan to do so, we are considering engaging in an underwritten offering in the future. We will file a post-effective amendment to the registration statement of which this prospectus is a part setting forth the details of the offering and our plan of distribution if and when we proceed with the underwritten offering.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration, we and the Selling Stockholders may sell the securities covered by this prospectus in one or more offerings. This prospectus provides you with a general description of our common stock. Each time we sell securities pursuant to the registration statement of which this prospectus is a part, we will provide purchasers with a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, will include or incorporate by reference all material information relating to this offering.

                                   THE COMPANY

     We were incorporated as FiberCore Incorporated in Nevada in November 1993, and commenced commercial operations at that time. In July 1995, we merged with and into Venturecap, Inc., an inactive Nevada corporation traded on the OTC Bulletin Board. Following the merger, Venturecap changed its name to FiberCore, Inc. On November 16, 2000, our common stock became quoted on the Nasdaq SmallCap Market. Our executive offices are located at 253 Worcester Road, Charlton, Massachusetts, 01507 and our telephone number is (508) 248-3900. Our World Wide Web site address is www.FiberCoreUSA.com. The information in our Web site is not a part of this prospectus and is not incorporated by reference into this prospectus.

                                  OUR BUSINESS

     We are primarily engaged in the business of developing, manufacturing, and marketing single-mode and multi-mode optical fiber and optical fiber preforms for the telecommunications and data communications industry. Preforms are the basic component from which optical fiber is drawn and subsequently cabled. We have developed a patented preform production process which management believes to be competitive with other existing production methods in use. Moreover, in March 2001 we received a patent for a production process utilizing plasma that we believe will substantially reduce our manufacturing cost of optical fiber and preform. Our principal operating units are FiberCore Jena GmbH, our wholly-owned subsidiary in Germany, which primarily produces multi-mode fiber and Xtal FiberCore Brasil, S.A., a 90% owned Brazilian company formerly known as Xtal Fibras Opticas, S.A. which we acquired as of June 2000 and primarily produces single mode fiber.

     Our strategy in the fiber optic manufacturing and marketing business is to become the low-cost supplier of fiber optic preforms and optical fiber, serving as the primary supplier to independent manufacturers of fiber optic cable and our joint venture partners, and a secondary supplier to the major vertically integrated fiber and photonic companies. In addition to Xtal FiberCore Brasil, S.A., FiberCore, through FiberCore Jena GmbH, operates a manufacturing facility in Jena, Germany, established in 1986 by Jena Glaswerk (a division of Schott Glass), which we acquired in July 1994. While our initial marketing efforts were focused in Western Europe, we are now selling into North and South America, Africa, the Middle East, and the Asia Pacific regions. By establishing strategic distribution alliances in developing countries where demand for fiber optic cable is stronger than in North America, we believe we can accelerate market penetration, establish long-term customer relationships and reduce competitive risk. We believe that customers who will produce fiber from preforms will enjoy the benefit of our low-cost production methodology and avoid import duties on the value added in the fiber optic cable manufacturing process.

     In pursuit of our strategy, we have undertaken to form strategic alliances on a worldwide basis. These strategic alliances include but are not limited to: long-term supply agreements with our key customers, investment by our key customers in FiberCore, joint-ventures such as the recently formed FiberCore Africa joint venture in which we own 60%, and direct investments in related businesses by us. Demand for single-mode fiber for use in the long haul market has significantly weakened, most notably in the United States and South America, as telecom carriers reduce capital expenditures. We expect that our product demand will still be generated from our strategic alliances, as well as from independent manufacturers of fiber optic cable located in more resilient regions of the world and from cable manufacturers that are less active in the long-haul market. Our multi-mode business, which presently accounts for approximately 35% percent of our revenue, has not been significantly affected by the downturn. Offsetting some of the downturn in the long-haul-market is the expectation of significant growth in the metro and access and fiber-to-the-home markets. Based on these current market factors, we intend to manage our business and production mix and levels to fit the present marketplace, while laying the foundation to increase our competitive advantage for the next increase in fiber demand. Our strategy also includes mergers with and acquisitions of companies such as Xtal Fibras Opticas, S.A. We intend to capitalize on the projected growth by constructing and/or acquiring facilities to produce optical fiber preforms and optical fiber in areas that offer both financial benefits and the opportunity to increase market share. We have already upgraded our existing Jena facility and have completed the construction of a new facility in Jena. The new, fully financed Jena facility is expected to begin operations in early 2002. Our strategy also includes constructing joint-venture owned facilities in selected areas. We will attempt to continually improve the manufacturing processes at our facilities by implementing our patented technology, by developing new techniques that lower production costs, and offering new and more competitive products, thereby enhancing our already low cost producer strategy.

     On June 1, 2001 we acquired DCI Data Communications Inc., a privately held company located in Hyannis, MA by merger into Automated Light Technologies Inc., our wholly owned subsidiary. The acquired company designs, installs and maintains low cost fiber optic networks primarily in the northeast United States for local area network applications, such as those used in hospitals, universities, government and commercial buildings. Automated Light Technologies, Inc. manufactures equipment that monitors and identifies faults in fiber optic cables, cable protection devices, which are used in outdoor fiber optic cable installations to provide lightning protection, and electro-optical talk sets, which are used during fiber optic cable installations and subsequent maintenance work.

     On December 31, 2001, our wholly owned subsidiary, FiberCore U.S.A., Inc., executed agreements for a $20,000,000 financing facility with the Retirement System of Alabama to build a manufacturing plant, estimated at $30,000,000, in Auburn, Alabama. Under the terms of the transaction, the Retirement System will receive an 8% secured installment note, payable in equal semi-annual payments of principal and interest over fifteen years. The installment note will be secured by property, plant and equipment at the Alabama facility. In addition to tax and other related benefits and incentives, the City of Auburn contributed property valued at an estimated $1,100,000. Although financing has been secured for the facility, which is planned to manufacture multi-mode fiber and serve our U.S. customers, the facility is scheduled to be operational by early 2004. We anticipate that the commencement of operations at the facility will coincide with the expected improvement in market conditions. Accordingly, facility construction is scheduled to begin toward the third quarter of 2002. While we presently have financing available to cover our $10,000,000 commitment, we intend to obtain additional financing.

     On February 4, 2002, we closed on FiberCore Africa, an optical fiber and preform manufacturing joint venture with the Industrial Development Corporation of South Africa and other South African entities. Under the terms of the 326,000,000 South African rand based project (approximately $28,500,000), we received a 60% interest in exchange for our capital contribution, of approximately $1,750,000, based on the January 31, 2002 rand to dollar exchange rate, in cash and $8,500,000 in technology value (contributed by way of a licensing agreement). In addition, we have options to acquire the remaining 40% by December 31, 2006. The joint venture also closed simultaneously on approximately $11,000,000 in project and working capital financing. We expect the manufacture of single mode fiber at FiberCore Africa to begin in the first half of 2003. The Company has identified local senior management and key technical staff members who have agreed to join FiberCore Africa.

                                  RISK FACTORS

     Our common stock is highly speculative and are subject to numerous and substantial risks. Therefore, prospective investors should carefully consider the following risk factors as well as the information contained elsewhere in this prospectus.

     1.) WE HAVE A HISTORY OF OPERATING LOSSES AND OUR ABILITY TO REMAIN PROFITABLE AND GENERATE SUFFICIENT PROFITS TO SUSTAIN THE GROWTH OF OUR BUSINESS IS UNCERTAIN.

     We incurred operating losses from our inception in 1993 until the third quarter of 2000, when we reported net income of $836,000. For the next three quarters we remained profitable, generating total net income of $8,324,000. However, in the third quarter of 2001 we reported a net loss of $2,241,000. Notwithstanding general market weakness caused by overcapacity and excess inventories, the third quarter loss was primarily attributable to specific factors. Of the $2,241,000, approximately $1,600,000 was attributable to currency losses, as the Brazilian real weakened against the U.S. dollar, the Japanese yen and the euro primarily due to the financial crisis occurring in neighboring Argentina. The remaining portion of the loss resulted primarily from the financial consequences of the breach of contract by our largest Brazilian customer. While the contract dispute with the customer was settled in early October, it nevertheless affected our revenues and cash flow, thereby impacting our operations and our ability to fund the Brazilian expansion. We believe our prior history of losses was principally a result of our inability to both fully implement our more efficient manufacturing technology and to sufficiently increase our manufacturing capacity in order to attain economies of scale leading to lower unit production costs. To be profitable we must successfully overcome the risks disclosed in this prospectus. We continue to be subject to foreign currency risks and the risk of breach by significant customers. We may never generate sufficient profits to sustain the growth of our business. As of September 30, 2001, we had an accumulated deficit of approximately $16,105,000.

     2.) UNLESS THE CURRENT CONDITIONS OF OUR INDUSTRY CHANGE, THE DECLINE IN PRICES AND THE OVERSUPPLY OF OPTICAL FIBER AND PREFORM WILL REDUCE OUR ABILITY TO MAINTAIN PROFITABILITY AND TO OBTAIN FINANCING.

      We are exposed to industry-wide risk, and to the extent that market supply exceeds market demand for our products, prices for our products could be expected to decline. As a result of such conditions, prices for our products have recently declined and may decline further. Decreased growth in telecommunications in general and in the use of the internet, in particular, in the United States and Western Europe could reduce demand for our products, which are used in the transmission of data over the internet, and could result in a decline in prices for our products. Furthermore, developing countries, including China and Malaysia and developing regions, including the Pacific Rim and Middle East, are large consumers of fiber optics as they build telecommunications infrastructures. A slowing of growth and modernization in these countries and regions could decrease the demand for our products and result in a decline in prices. We may also be burdened by the costs associated with excess capacity. These factors could prevent us from maintaining profitability or could result in substantially lower profitability than we have anticipated.

      Specifically, at the present time, optical fiber manufacturers are experiencing a sudden and extensive softening in the demand for their products, primarily single-mode fiber. While other markets have experienced weakness, this downturn has been most notably in the U.S. long-haul market, as the major telecom carriers have significantly reduced capital expenditures. As a result, there is presently an oversupply of single-mode fiber, which we believe will likely be absorbed within 6 to 12 months. In response to the overcapacity and the trimming of inventories, prices for single-mode fiber have fallen approximately 40% since mid 2001. The decline, however, may be leveling off or easing as published market studies and industry sources indicate that the demand for single-mode fiber should start to increase by the end of 2002 or the beginning of 2003 and that the demand for fiber to supply the metropolitan access and fiber-to-the-home markets, which has already started to increase, will begin increasing dramatically, as carriers start to connect the long-haul fiber to the end-user. For the most part, multi-mode fiber, which currently accounts for approximately 35% of our revenues and could increase up to 50% by late 2002 or early 2003, has been largely unaffected by these recent events, experiencing only modest price declines. Nevertheless, there is no clear indication as to whether the expected demand will materialize and whether prices will track the expected increases in demand.

     To a certain extent, the global diversification of our revenues and the lack of dependence on the U.S. telecom long-haul sector has shielded us from much of the weakness experienced in other sectors to date. However, we are experiencing significant softening in the South American market and have taken steps to offset this weakness by shifting sales to other markets and by managing production levels to better match current and expected near-term demand levels. One area that has shown some resiliency has been China, and we have begun shipping product into China from Brazil. However, prices in China have also been weakening, as the large fiber manufacturers, including those from Japan and Korea reduce inventories, amidst a falling Japanese Yen, and there have been some recent indications that demand may be softening. In view of its sizeable long-term fiber requirements, China has recently passed laws that will eliminate the importation of fiber by 2005. Accordingly, as the only fiber manufacturer that does not manufacture cable and therefore does not compete with our customers, we have been approached by several Chinese cable manufacturers, and others, to enter joint ventures to build facilities in China. At present, discussions with several groups are in process.

     Continued softening of markets and reduction of global diversification of our revenue stream could have a material adverse effect on our business, results of operations, or financial condition.

     3.) IF WE ARE NOT SUCCESSFUL IN OUR EFFORTS TO OBTAIN ADDITIONAL FINANCING OF APPROXIMATELY $22,000,000 BY DECEMBER 31, 2002, WE MAY BE UNABLE TO CONTINUE WITH THE EXPANSION AND PRODUCTIVITY PLANS NECESSARY FOR MAINTAINING PROFITABILITY AND GROWTH.

     We estimate that we need to obtain additional financing of approximately $5,000,000 during the second half of 2002, primarily to fund planned process improvements at our Xtal facility. In addition, we estimate that we need financing commitments of approximately $17,000,000 by December 2002 to fund 2003 planned expenditures for our expansion plans in the United States and Brazil. This financing is in addition to the current financing received and to be received from the group of investors consisting of Riverview Group, LLC, Laterman & Co. and Forevergreen Partners of $6,000,000 and the equity commitment from Crescent International of $15,000,000 should we elect to draw upon it. These additional funds will also be used for general corporate purposes, including cash reserves. The amount of additional financing required assumes the use of cash generated from operations. Accordingly, if the level of cash generated from operations in 2002 and 2003 is less than expected, and/or we sell less than $15,000,000 of shares to Crescent, we will need to obtain additional financing or slow down and/or reduce the expansion program. Our history of prior losses could adversely affect our ability to obtain financing.

     For 2000, net cash provided by operations was $9,171,000; in 1999, net cash used in operations was approximately $348,000, down from $1,281,000 for 1998, and $2,650,000 for 1997. For the 9 months ended September 30, 2001, net cash provided from operations was approximately $1,675,000. Therefore, we may not be able to internally fund potential operating losses and we cannot fund the planned amount of capital expenditures solely from our current cash and cash equivalents.

     4.) THE PROCEEDS FROM THE EXERCISE OF OPTIONS AND WARRANTS MAY NOT BE REALIZED IF THE HOLDERS OF THESE SECURITIES DO NOT EXERCISE, OR IF THE HOLDERS EXERCISE IN A CASHLESS MANNER, RESULTING IN LOWER THAN ANTICIPATED PROCEEDS FOR WORKING CAPITAL AND GENERAL CORPORATE PURPOSES.

     If the holders of our options and warrants do not exercise them by paying in cash, we will have lower proceeds for use as working capital and for general corporate purposes. However, the Company has not assumed any proceeds from the exercise of options and warrants in its cash planning. Although we would receive all of the proceeds from the cash exercise of our outstanding warrants and options, up to approximately $14,000,000, the holders may elect not to exercise these securities, and/or these holders may, to the extent eligible, use a "cashless" exercise. In a cashless exercise, a holder may use all or a portion of the "equity value" of the option or warrant being exercised, or may surrender shares of common stock issuable upon exercise of the option or warrants, to exercise the option or warrant without paying additional money. The equity value of an option or warrant for this purpose is the difference between the market value of our common stock on the date of the exercise and the exercise price of the option or warrant. We intend to utilize the proceeds of the exercise of options and warrants, if any, for working capital, capacity expansion and general corporate purposes and not for discharge of debt prior to maturity. The warrants issued to Riverview Group, LLC, Laterman & Co. and Forevergreen Partners do not provide for a cashless exercise. However, in the event that the resale of the shares issuable upon exercise of any warrant issued to Riverview Group, LLC, Laterman & Co. and Forevergreen Partners is not registered by the first anniversary of the warrant's issuance, holders of the warrants may exercise the warrants in a cashless exercise.

     5.) SHAREHOLDERS MAY SUFFER DILUTION FROM THIS OFFERING AND FROM THE EXERCISE OF EXISTING OPTIONS, WARRANTS AND CONVERTIBLE NOTES; THE TERMS UPON WHICH WE WILL BE ABLE TO OBTAIN ADDITIONAL EQUITY CAPITAL COULD BE ADVERSELY AFFECTED.

     Our common stock may become diluted if we sell additional shares of common stock to Crescent International Ltd. pursuant to our agreements with Crescent, if warrants and options to purchase our common stock are exercised, and if any of Riverview Group, LLC, Laterman & Co. and Forevergreen Partners convert our $5,000,000 of outstanding convertible debt into shares of our common stock. Pursuant to our agreements with Riverview Group, LLC, Laterman & Co. and Forevergreen Partners, we will issue $1,000,000 of additional convertible debt and related warrants upon the effectiveness of the registration statement of which this prospectus is a part, and could issue up to another $3,000,000 of convertible debt and related warrants to them by January 15, 2003. Conversion of this additional indebtedness could result in further dilution.

     As of February 11, 2002, the weighted average exercise price of all of the Company's outstanding options, warrants and convertible debt (including shares issuable to the Selling Stockholders upon exercise of warrants and convertible securities which have been issued and which are issuable upon the effectiveness of the registration statement of which this prospectus is a part) was $1.926.

     In addition, the interests of current holders of our common stock will be diluted as a result of the offering and the issuance of shares issuable to officers, directors and affiliates on exercise of options and warrants. At September 30, 2001, prior to the offering, the net tangible book value per share was $.45. After the offering, including shares that may be issued to officers, directors and affiliates on exercise of options, and warrants, the net tangible book value per share will be $.68, resulting in an increase in net tangible book value per share of $.23. The amount of the immediate dilution to the new investors from the public offering price of $2.50 per share is $1.25. The average weighted exercise price for officers, directors and affiliates on the exercise of options, and warrants would be $.94 per share compared to the proposed offering price of $2.50 per share. The terms upon which we will be able to obtain additional equity capital could also be adversely affected.

     Immediately after this offering, we will have a number of options, and warrants and convertible debt outstanding, pursuant to which we are obligated to issue up to approximately 11,000,000 shares of our common stock, including shares issuable upon exercise of warrants held by the Selling Stockholders. In addition, the sale of common stock offered by this prospectus, or merely the possibility that these sales could occur, could have an adverse effect on the market price of our common stock.

     Conversion or redemption of the convertible notes issued and issuable to Riverview Group, LLC, Laterman & Co. and Forevergreen Partners could further dilute our common stock. The conversion price of the outstanding convertible debt is $2.967. The redemption price is calculated though a market based formula, and was approximately $1.93 on February 12, 2002. We are required to register for resale shares issued upon conversion of the convertible debt to the extent they are not registered under the registration statement of which this prospectus is a part or future registration statements.

     In addition to the dilution resulting from a conversion of our convertible debt, we could be subject to further dilution upon exercise of warrants to purchase up to 463,426 held by Riverview Group, LLC, Laterman & Co. and Forevergreen Partners.

     Exercise of the warrants to purchase: 16,558 shares of our common stock issued to Marc Drimer; 20,057 shares issued to Guido Roennefahrt; and 16,557 shares issued to Felix Rebholz could lead to additional dilution.

     Irrespective of whether Crescent exercises warrants, our common stock is subject to further dilution upon the issuance of an aggregate of up to 6,000,000 shares of our common stock to Crescent that could occur if we require Crescent to purchase additional shares of our common stock for up to $15,000,000 (assuming a purchase price of $2.50 per share). Our agreements with Crescent obligate us to register any shares of our common stock that we require Crescent to purchase. See page 18 of the section entitled "Recent Financing Agreements" for a more complete description of our agreements with Crescent.

     While we have included the possible sale of up to $15,000,000 of shares to Crescent in our capital plans, we will continuously evaluate capital needs and sources, and based on prevailing conditions in both the capital markets and the industry, we will decide whether we will require Crescent to purchase shares of our common stock.

      The exercise of warrants held by Gruntal and certain Gruntal employees to purchase 790,811 shares of our common stock would also subject shareholders of our common stock to dilution.

     The market value of shares of our common stock may decline if we register shares of our common stock owned by Tyco Electronics Corporation and Tyco Sigma Limited, which entities are wholly owned by Tyco International Ltd., a company traded on the New York Stock Exchange. In the event our common stock becomes listed on the Nasdaq National Market, we are required to register for resale by Tyco Electronics Corporation, under the Securities Act of 1933, 2,765,487 shares of our common stock, issued upon exercise of a warrant held by Tyco, upon Tyco's demand, but only to the extent that registration will not impair the rights of Crescent International Ltd. In addition, in the event we file a registration statement registering shares of our common stock, Tyco may require us to engage in a "piggyback registration" to include all or part of an additional 2,765,487 shares of our common stock held by Tyco, in the registration statement. We have notified Tyco of the current registration statement of which this prospectus is a part and Tyco has informed us that it will not require us to include its shares of our common stock in the current registration statement.

     6.) THE SALE OF MATERIAL AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES

     The introduction of additional shares into the market as a result of the sale of our common stock by us or the Selling Stockholders may cause the price of our common stock to decline. If the price of our common stock trades at levels at which margin trading is permissible under applicable rules, our stock may be subject to short sales, which could further decrease the price of our common stock.

     7.) WE HAVE LIMITED PRODUCTION CAPACITY IN OUR JENA AND XTAL FACILITIES AND NEED TO EXPAND OUR PRODUCTION FACILITIES AND TO INCREASE PRODUCTIVITY TO MEET OUR CONTRACTUAL OBLIGATIONS AND TO MAINTAIN PROFITABILITY.

     The failure to expand our capacity could prevent us from maintaining profitability and from achieving expected market share. Our Jena facility (which until our June 2000 acquisition of Xtal FiberCore, S.A. was our only facility for the manufacture of optical fiber and optical fiber preform) is currently operating at full capacity while we are managing our production volumes at the Xtal facility to match current demand requirements. At our current capacity, the Jena facility and the Xtal facility, while meeting current demand, cannot produce sufficient quantities to satisfy our existing long-term customer orders and requests for product. However, over the past year, worldwide prices for single mode fiber have considerably weakened because of several factors, including a significant reduction in demand resulting from an overbuild of long-haul fiber optic cable, primarily in North America, and the weakening Japanese Yen. Given the current market conditions, we are pacing our expansions to coordinate with anticipated industry turnaround, projected by industry sources to occur toward the end of 2002 or the beginning of 2003. To meet this need, we are completing our manufacturing facility in Jena, which has been fully financed, within budget, and we expect the plant to be operational during the first quarter of 2002, as planned. However, we are susceptible to equipment installation delays or problems and the risk of an initial decrease in production yields. A second expansion of our Jena facility, scheduled to begin manufacturing in early 2003, has an estimated cost of $25,000,000. The financing of the expansion for which we have received a financing commitment, and which is expected to be finalized by June 2002, will be essentially the same as the financing arrangement completed in early 2001. Our equity contribution is estimated at $6,000,000, of which approximately $3,500,000 will be required in 2002 and the balance in 2003. Of the $3,500,000 requirement, $1,800,000 has already been contributed to FiberCore Jena. In addition, we have already purchased a building adjacent to our new Jena facility that will be used for production of glass tubes using our recently patented POVD process, which is expected to increase productivity and improve margins. In December 2001, we received a financing commitment, for the first phase of the project, an estimated $7,000,000 for equipment. Approximately $5,000,000 consists of bank loans and grants from agencies of the German Government, using the same financing format as our previous German financings. FiberCore has provided the remaining $2,000,000. We expect the financing to be completed by the middle of 2002 and for implementation to begin toward the end of 2002.

     At our Xtal facility, like at our Jena facility, we are adding equipment, although at a slower pace than initially planned due to the weakened single-mode fiber market and delays in our ability to obtain local financing. However, we expect to continue to add equipment that increases manufacturing efficiency.

     We expect FiberCore Africa and FiberCore, U.S., our other new facilities, to be on-line and providing additional capacity by mid 2003 and by early 2004, respectively. Other areas of expansion include Thailand, China and Malaysia, which are proceeding at a slower pace than our expansion activities in Germany, Brazil, and the United States until the fiber markets and capital markets improve and/or suitable financing becomes available. Nevertheless, our goal remains to manage our expansion so as to keep pace with market conditions.

     As with any expansion or new facility, we are exposed to risk associated with operating inefficiencies that can accompany the start-up of a new or expanded manufacturing facility and are subject to the risk that adequate equipment and personnel will not be available to operate the new facility. Delays or problems in implementing our capacity expansion and/or manufacturing efficiency plans could have a material adverse effect on our business, results of operations or financial condition.

     8.) OUR PLANS TO EXPAND THROUGH ACQUISITIONS COULD LEAD TO SIGNIFICANT EXPENDITURES AND INTEGRATION COSTS, INCLUDING THE LOSS OF KEY PERSONNEL, AND COULD STRAIN OUR MANAGEMENT, FINANCIAL, AND OPERATIONAL RESOURCES.

     We are currently undergoing a period of growth, both internally and through acquisitions, and our expansion could entail significant expenditures and integration costs that could strain our financial and human resources. If we are unable to manage growth effectively, our business, financial condition, and results of operations could be materially and adversely affected. In addition, our results of operations would be adversely affected if sales do not achieve growth sufficient to offset increased expenditures associated with expansion.

     We may continue to pursue the acquisition of manufacturing facilities for our core business and for new or complementary businesses, including individual products or technologies, in an effort to expand capacity, enter new markets and diversify our sources of revenue. We may not be able to successfully manage growth through acquisitions. Acquisitions and expansions may require significant additional expenditures, including integration and absorption costs, before we are able to obtain any benefits of integration resulting from them. These expenditures may strain management, financial and operational resources. We may also lose key personnel from our operations or those of any acquired business. Our ability to effectively manage our operations and growth requires us to continue to improve our operational, financial and management controls, reporting systems, and procedures and to attract and retain sufficient numbers of talented employees.

     Additionally, future acquisitions may also result in potentially dilutive issuances of equity securities, the incurring of additional debt, the assumption of known and unknown liabilities, the amortization of expenses related to intangible assets and the impairment of goodwill, all of which could harm our business, financial condition and operating results. Acquisitions in foreign countries may pose additional problems, and we could experience inefficiencies in conducting our business as we integrate new operations and manage geographically dispersed operations. We may not succeed in hiring and retaining qualified management, sales, customer support, and technical personnel to integrate acquired operations, manage future growth effectively and accomplish our overall objectives. Competition for qualified personnel is intense.

     9.) WE ARE SUBJECT TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS, INCLUDING POLITICAL AND ECONOMIC CHANGES IN THE COUNTRIES WE OPERATE IN, WHICH COULD AFFECT OUR PROFITABILITY.

     Economic, financial, and political changes could affect the conduct of our business internationally, particularly at our German, Brazilian, and planned South African facilities, thereby affecting the profitability of our business. For example, we could be subject to unexpected changes in legislative or regulatory requirements and fluctuations in the United States dollar, the Brazilian real, the euro and other currencies in which we do business including the South African rand. While we engage in foreign currency hedging transactions, we do not attempt to eliminate all foreign currency risk from our business. The business and operations of FiberCore Jena GmbH, Xtal FiberCore Brasil, S.A., currently, and, in the future, FiberCore Africa are subject to the changing economic and political conditions prevailing from time to time in Germany, Brazil, and South Africa respectively. Further, our Malaysian joint venture has been delayed, primarily because of delays in securing acceptable local lender financing and from the corporate restructuring of one of the joint venture partners. There is also the threat of regional conflict. For example, Middle East Fiber Cable Company, 7% of which is owned by us, is headquartered in Saudi Arabia and could be affected by local instability.

     10.) WE ARE DEPENDENT ON A LIMITED NUMBER OF CUSTOMERS, THE LOSS OF WHOM
          COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS; WE MAY NOT BE ABLE TO EXPAND OUR CUSTOMER BASE IN THE NEAR FUTURE.

     While our customer concentration level has been steadily improving, we continue to be dependent on relatively few customers for the majority of our sales. Accordingly, we must continue to expand our customer base, but we may not be successful in doing so.

     Our dependence on a significant Brazilian customer has subjected us to additional risk. During the third quarter of 2001, this customer breached its purchase agreement by failing to make payments of $2,800,000, suspending shipments starting in July. The cumulative effect of the breach, together with a lower demand from other customers, had a negative impact on cash flow and resulted in an increase in inventory levels, which caused us to reduce production levels at the Brazilian facility. We have since reached a resolution with this customer. All scheduled payments have been collected and we expect shipments to resume in the first quarter of 2002, but at a slower rate than as provided in the settlement agreement due to continued weakness in the Brazilian single mode fiber market. We are subject to the risk of additional breaches by this and other major customers, particularly in Brazil, which could similarly affect cash flow. Such breaches, as well as reductions in orders from major customers would be expected to have a material adverse effect on our business, results of operations or financial condition.

     Our backlog consists of purchase contracts and orders. Several of the contracts, including the contract described above with the Brazilian customer, contain "take or pay" provisions and provide for periodic price reviews. While a "take or pay" provision contractually obligates a customer to pay under the contract whether or not the customer accepts shipment, we have elected to work with our customers, on a case by case basis, given market conditions in the industry, rather than take legal action. While we have increased our backlog volume over the last several months by adding new orders, the increase has been more than offset due to the effect of periodic price reviews amidst declining prices.

     The following table lists the customers that accounted for more than 10% of our sales for 1999, 2000, and 2001:

                                Percent of Sales

           Customer..                     2001      2000      1999
           --------                                 ----      ----

           Leone AG..                     *         *         24%
           Pinacl Ltd.**                  *         *         21%
           Siemens AG***                  *         *         10%
           Optical Cable Corp.            *         *         10%
           Furokawa Industrial S/A        *           11%     *
           Cabelte Cabos Electros SA      18.5%       11%     *

           *   indicates less than 10% for the year
           **  acquired by Tyco International Ltd. in 2001
           ***  acquired by Corning in 2001

     11.) OUR DEPENDENCE ON THIRD-PARTY SUPPLIERS COULD RESULT IN OUR INABILITY
          TO OBTAIN IN A TIMELY MANNER THE NECESSARY MATERIALS FOR OUR BUSINESS.

     Our dependence on third party suppliers, particularly Heraeus Quarz Glas GmbH & Co. K.G., subjects us to the risk that we may not be able to timely and efficiently obtain material essential to our business. We rely on outside parties for the manufacture of our raw materials, including our principal raw material, glass tubing. Accordingly, we are dependent on the capabilities of these outside parties for the successful manufacture of their products. Currently, we purchase over 95% of our required glass tubing from Heraeus. Early in 2001, we entered into a five year supply contract with Heraeus. The contract helps to ensure that we have a sufficient supply of glass tubes to meet existing customer commitments. Under the contract, the supply of glass increases by over 50% in 2002, in-line with our existing customer needs. Quantities for years 2003 to 2005 will be set at a later date. To further complement our glass needs, our patent was approved for using plasma in the manufacture of high-purity synthetic glass as additional cladding material. We are in the process of financing the initial production plant using this new technology, and expect continuing improvements in our gross margins as and when the process is implemented and further developed.

      Xtal FiberCore Brasil, S.A., also has similar dependency on raw materials. Xtal is highly dependent on, Shin Etsu, a Japanese preform manufacturer who would be a significant competitor if and when we began selling preform to third parties, for over 50% of its preform requirements. Xtal FiberCore Brasil, S.A. is in the process of re-negotiating its present contract with this preform manufacturer, given the weakness in current market environment. At the same time, Xtal is involved in an arbitration proceeding in Japan with Shin Etsu, whereby Shin Etsu is alleging that Xtal breached a multi year supply agreement by failing to take product as provided in the agreement. The amount of the alleged breach is $4,400,000 worth of preform that Shin Etsu claims we were obligated to purchase during the last half of 2001. During the arbitration process, Shin Etsu has continued to ship product and agreed to continue doing so. In addition, this supplier may not be able to satisfy our future requirements and/or we may not be able to successfully re-negotiate our contract and/or reach an acceptable arbitration resolution. As a result, we are planning to increase our own preform production at Xtal.

     Although we believe that the possibility of securing alternative suppliers as well as our ability for glass manufacturing capability at our facilities in Germany and Brazil should limit the risk, we may have problems in obtaining glass tubing or other raw materials in the future. Our failure to obtain sufficient glass and other raw materials could have a material adverse effect on our business, results of operation on financial condition.

     12.) WE HAVE SUBSTANTIAL COMPETITION, AND SEVERAL OF OUR COMPETITORS HAVE
          MUCH GREATER RESOURCES THAN US, ENABLING THEM TO PROVIDE MORE COMPETITIVELY PRICED PRODUCTS; THIS COMPETITION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR PERFORMANCE.

      We are subject to intense competition, which could have a negative effect on our performance. The optical fiber business is highly competitive, and there are several competitors that have substantially greater resources than we do. These competitors are providing, or are capable of providing, competitively priced products that are similar to the products we produce. They may also introduce new products that could directly compete with our products in all markets. If these competitors were to aggressively target our market segment, we could be materially adversely affected.

      The competition for our multi-mode fiber products is primarily composed of Corning, Inc., Alcatel, and Lucent Technologies, Inc./SpecTran Corporation (owned by Furukawa Electric of Japan) and Plasma Optical Fiber. While we believe that there is limited competition in the sale of preforms to cable manufacturers who draw their own fiber, we anticipate that competition will grow. The largest preform competitor is Shin Etsu. Competition in the single-mode fiber optic market is significantly more extensive than either the preform or the multi-mode fiber markets. In that market, our primary competitors are Corning, Inc. and Lucent Technologies, Inc. However, we are not active in the U.S. single-mode market, which is currently experiencing a significant slow down.

     Our fiber optic products also compete with other existing products, including products associated with copper wire and wireless communications. Over the past two decades, optical fiber has successfully competed with copper wire. Wireless communications depend heavily on a fiber optic backbone. Any improvements in these competing products or the introduction of new competing technologies may have a material adverse effect on our marketability and profitability.

     13.) THE OPTICAL FIBER INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE,
          AND OUR FAILURE TO INTRODUCE NEW OR ENHANCED PRODUCTS ON A TIMELY BASIS COULD PREVENT OUR ABILITY TO ATTAIN OR SUSTAIN PROFITABILITY.

     The failure to introduce new or enhanced products on a timely and cost competitive basis could have a material adverse effect on our business, results of operations and financial condition. Rapid technological advances and evolving industry standards characterize optical fiber products. Any failure by us to anticipate or respond adequately to technological developments or end user requirements could damage our competitive position in the marketplace and reduce our revenues and/or profits. Our ability to attain and maintain profitably depends, in large part, upon our timely access to, or development of, technological advances and the ability to use those advances to improve existing products, develop new products and manufacture those products efficiently. We may not be successful in these endeavors.

     14.) WE ARE DEPENDENT ON KEY PERSONNEL, THE LOSS OF WHOM COULD AFFECT THE
          SUCCESS OF OUR BUSINESS.

     The loss of any of our key executives could have a material adverse effect on our business. We do not have employment agreements with any of our executive officers or key person life insurance on any officers or directors.

     Our success depends, to a significant extent, upon the performance of our key executive officers and key technical employees. Our future success will also depend in large part upon our ability to attract and retain additional highly skilled managerial, technical and marketing personnel. Because of recent and rapid growth in the fiber optic industry, the demand for skilled personnel has increased and the supply of qualified and experienced personnel may not sufficiently rise to meet demand. In addition, we are a relatively small company and our recruitment efforts must compete with those of larger and more well-known competitors in our industry. We may not be successful in attracting and retaining the necessary highly skilled personnel.

     15.) WE ARE CONTROLLED BY A FEW INDIVIDUALS WHO COULD CONTROL OR STRONGLY
          AFFECT THE VOTES OF SHAREHOLDERS FOR OUR DIRECTORS.

     Several persons each own, on a fully diluted basis, over 5% of our common stock and could influence the company's decisions. Dr. Mohd Aslami, our President and Chief Executive Officer, beneficially owns 13.18%, Charles De Luca, our Secretary, beneficially owns 8.64%, and Tyco International Ltd., through its wholly owned subsidiaries Tyco Electronics Corporation and Tyco Sigma Ltd. owns 16.03%. These persons and Tyco International Ltd., acting alone or together, could control or strongly affect the votes of shareholders for directors of FiberCore. Although Tyco Electronics Corporation has entered into an agreement restricting itself from exercising control over the election of directors, and us generally, until May 2002, after the expiration of that agreement, or upon amendment of that agreement, Tyco's ability to singly or jointly become more involved in our corporate governance would be unrestricted.

      In addition, Tyco International Group S.A. or TIGSA, an affiliate of Tyco International Ltd., could gain control of our board of directors. TIGSA guaranteed our obligations to Fleet National Bank under a $10,000,000 credit facility between Fleet and us, dated as of December 20, 2000. Pursuant to the Guarantor Indemnification Agreement between TIGSA, Dr. Mohd Aslami, Charles De Luca, Steven Phillips (each a member of our board of directors), and us, dated as of December 26, 2000, we issued one share of Series A Preferred Stock to TIGSA. The certificate of designations governing the Series A Preferred Stock enables TIGSA to effectively take control of our board of directors if there is an event of default under the Guarantor Indemnification Agreement. Events of default include our failure to timely pay TIGSA guarantee fees; our failure to timely repay TIGSA if TIGSA is required to perform under its guaranty of our obligations to Fleet; our failure to comply with specific covenants; the sale by any of Dr. Mohd Aslami, Charles De Luca or Steven Phillips during any 12 month period after December 26, 2001 (until termination of the Guarantor Indemnification Agreement) of more than 10% of the total number of shares each owned or had the option to obtain during the 12 month period; our admission that we or any of our subsidiaries cannot pay our debts as they become due; our making an assignment for the benefit of any of our creditors; the commencement of bankruptcy proceedings against us or our subsidiaries or the appointment of a receiver or trustee over a substantial part of our or any of our subsidiaries' assets, which have not been discharged within 60 days; or the acceleration of our indebtedness or the indebtedness of any of our subsidiaries for borrowed money in an outstanding principal amount of $2,500,000.

     16.) OUR PATENTS AND PROPRIETARY RIGHTS COULD BE CHALLENGED, AND OUR
          FAILURE TO RESOLVE DISPUTES REGARDING THEM COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY WITH OUR COMPETITORS.

     Our failure to resolve patent and proprietary rights disputes could affect our ability to compete effectively with our competitors. The steps taken by us to protect our intellectual property may not be adequate to prevent misappropriation of our intellectual property and others may develop competitive technologies or products. Furthermore, other companies may independently develop products that are similar or superior to our products or technologies, duplicate any of our technologies, or design around the patents issued us. In addition, the validity and enforceability of a patent can be challenged after its issuance. While we do not believe that our patents infringe upon the patents or other proprietary rights of any other party and we are unaware of any claim of patent infringement, other parties may claim that our patents and manufacturing processes infringe upon their patents or other proprietary rights. We may not be successful in defending against any claims of infringement. Moreover, the expense of defending against those claims could be substantial.

     17.) WE HAVE NOT PAID DIVIDENDS AND DO NOT PLAN TO PAY DIVIDENDS IN THE
          FORESEEABLE FUTURE.

      We have never paid cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We intend to use any future earnings to finance the growth and development of our business.

     18.) WE HAVE GUARANTEED THE DEBTS OF OTHER COMPANIES AND WE COULD BE LIABLE
          FOR DEBTS OVER WHICH WE HAVE NO CONTROL.

     We could be liable for debts owed by third parties over whom we have no control. Automated Light Technologies, Inc. is the primary guarantor of approximately $200,000 in loan obligations of Allied Controls, Inc., a former subsidiary of Automated Light Technologies, Inc., to the Department of Economic Development for the State of Connecticut. The loan, which is due in 2006, provides for monthly principal, $3,500 and interest at 1% per annum. As of the date of this prospectus, Allied Controls, Inc. is current in its payments to the Department of Economic Development.

     In addition, we are a co-guarantor with other joint venture partners for credit facilities provided by banks to Middle East Fiber Cables Co., a Saudi Arabian joint venture. The assets of the joint ventures collateralize the credit facilities. As of February 11, 2002, we were contingently liable with respect to these loans in the amount of approximately $200,000.

     19.) OUR COMMON STOCK IS TRADED ON A LIMITED MARKET AND IT HAS BEEN SUBJECT
          TO FREQUENT SIGNIFICANT PRICE FLUCTUATIONS.

     Our common stock is quoted on the Nasdaq SmallCap Market, and has been subject to frequent significant price fluctuations. Furthermore, we must continue to meet certain maintenance requirements in order for such securities to continue to be listed on the Nasdaq SmallCap Market. If our securities are delisted from the Nasdaq SmallCap market, investors' interest in our securities could be reduced and could materially and adversely affect the trading market and prices for such securities. A delisting could also trigger an event of default under the terms of the convertible debt issued to Riverview Group, LLC, Laterman & Co. and Forevergreen Partners, which, if unremedied, could trigger cross default on our credit agreement with Fleet National Bank.

     In addition, if our securities were to be delisted from the Nasdaq SmallCap Market, and if the Company's net tangible assets do not exceed $2,000,000, and if the Company's Common Stock is trading for less than $5.00 per share, then the Company's Common Stock would be considered a "penny stock" under federal securities law. Additional regulatory requirements apply to trading by broker-dealers of penny stocks that could result in the loss of an effective trading market for our securities.

     Additionally, the trading prices of stocks traded on the Nasdaq SmallCap Market have a tendency to be more volatile than the prices of stocks traded on national exchanges. Our common stock has been subject to frequent significant price fluctuations, due in part to speculative activity.

     20.) OUR COMMON STOCK PRICE IS VOLATILE AND IT IS POSSIBLE THAT THE PRICE
          OF OUR COMMON STOCK WILL DECLINE IN THE FUTURE.

     The market for our common stock has been subject to wide fluctuations and it is possible that the price of our common stock will decline in the future. We believe these fluctuations are in response to variations in our anticipated or actual results of operations, speculation and market conditions which may be unrelated to our operating performance.

     As of February 11, 2002, our officers and directors held 16,299,586 shares and Tyco International Ltd. held 11,628,224 shares of the 61,488,139 shares of common stock outstanding. If all of the common stock included in this offering is sold, 14,512,734 additional shares of common stock will be registered under the Securities Act, subject to the requirement of maintaining a current prospectus for these additional securities. It is possible that the price of our common stock will decline after the offering described in this prospectus is priced into the market.

     The following table reflects the high and low closing prices for our common stock for the last three years:

              PERIOD                          HIGH                       LOW
         2001
               4th quarter                  $3.14                       $2.06
               3rd quarter                  $6.35                       $2.25
               2nd quarter                  $7.09                       $3.75
               1st quarter                  $8.63                       $3.56

         2000
               4th quarter                  $7.16                       $2.19
               3rd quarter                  $9.31                       $4.41
               2nd quarter                  $7.00                       $2.81
               1st quarter                 $11.00                       $1.72

         1999
               4th quarter                  $2.13                       $0.39
               3rd quarter                  $0.69                       $0.22
               2nd quarter                  $0.36                       $0.16
               1st quarter                  $0.50                       $0.13


     While the significant fluctuation in the price for our common stock during 2000-2001 roughly tracks market trends in our industry and similar market fluctuation in the future could negatively affect the stability of our stock price, other companies within the industry have experienced price declines of as much as 90%.

     21.) WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS WORLDWIDE AND FAILURE TO
          COMPLY WITH THESE REGULATIONS MAY RESULT IN FINES AND THE SUSPENSION OF OUR OPERATIONS.

     Our company is subject to environmental protection laws in both Jena, Germany and Campinas, Brazil concerning the use, storage, and disposal of any toxic and hazardous materials. Any failure to comply with these regulations may result in the issuance of fines and the suspension of operations. Neither FiberCore Jena GmbH nor Xtal FiberCore Brasil, S.A. has been cited in the past for any environmental violations. Algar, S. A. has agreed to remedy any existing violations associated with Xtal Fibras Opticas, S.A. at the time of our acquisition of Xtal FiberCore Brasil, S.A. and to indemnify us for any losses caused by any existing violation until it is remedied. This indemnification is subject to the risk that Algar may fail to perform due to illiquidity or other reasons. Algar's indemnification is secured by their 10% shareholder interest in Xtal Fibras Opticas, S.A.


     22.) WE ARE RESTRICTED FROM RELOCATING, SELLING OR LEASING TO OTHER
          ENTITIES OUR JENA MANUFACTURING OPERATIONS AND WE MUST MAINTAIN A MINIMUM LEVEL OF EMPLOYMENT OR WE MIGHT BE SUBJECT TO REPAYING GRANTS RECEIVED FROM THE GERMAN GOVERNMENT.

     We are subject to certain operating restrictions and requirements at our facilities in Jena, Germany as a result of the financial grants provided to us by German governmental entities. If we relocate, sell or lease the Jena facility or equipment to others, or fail to maintain a minimum level of jobs of 157 employees after the current expansion is completed, we could be required to repay 7,000,000 euros, the full amount of the grants received. We presently have 189 employees in Jena, and anticipate that we will hire approximately 110 additional employees when the new facility at Jena is fully operational.



                                    DILUTION

     The interests of current holders of our common stock will be diluted as a result of the offering and the issuance of shares issuable to officers, directors and affiliates upon the exercise of options, warrants and the conversion of debt by such persons. At September 30, 2001, prior to the offering, the net tangible book value per share was $0.45. After the offering, including shares that may be issued to officers, directors and affiliates upon the exercise of options, warrants and the conversion of convertible debt, the net tangible book value per share will be $0.68, resulting in an increase in the net tangible book value per share of $0.23. The average weighted exercise price for officers, directors and affiliates upon the exercise of options, warrants and the conversion of convertible debt would be $0.94 per share compared to a public offering price of $2.50 per share. The foregoing calculation does not take into account the up to 4,200,000 shares of our common stock that we may offer because we anticipate that the offering of those shares, if and when it occurs, will be at the market and not have a dilutive effect.

                           FORWARD-LOOKING INFORMATION

     This prospectus contains or incorporates forward-looking statements within the meaning of the securities laws about recent events, business prospects and product development which involve substantial risks and uncertainties. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "could," "intends," "estimates" and similar expressions. We cannot assure that we will actually achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements in this prospectus, particularly under the heading "Risk Factors," that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We do not assume any obligation to update or revise any forward-looking statement we make as a result of new information, future events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and other reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement or the prospectus supplement for a copy of the referenced contract or document.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the following documents:

     o The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 5, 1996, including any amendments or reports filed for the purpose of updating our common stock description;

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on April 2, 2001;

     o    Our Current Report on Form 8-K Report filed on May 7, 2001;

     o Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed on May 11, 2001;

     o    Our Current Report on Form 8-K Report filed on June 8, 2001;

     o    Our Proxy Statement filed on June 26, 2001;

     o Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 filed on August 14, 2001;

     o    Our Current Report on Form 8-K Report filed on September 4, 2001;

     o Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 filed on November 14, 2001;

     o    Our Current Report on Form 8-K filed on December 10, 2001;

     o    Our Current Report on Form 8-K filed on December 21, 2001; and

     o    Our Current Report on Form 8-K filed on February 5, 2002.

     All documents that FiberCore will file with the SEC under the provisions of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the termination of any offering of securities under this prospectus shall be deemed to be incorporated by reference, and to be a part of this prospectus from the date such documents are filed.

     Each of these documents is available from the SEC's web site and at the public reference rooms described above. You may also orally or in writing request a copy of these documents, including exhibits, at no cost, by contacting: Mr. Robert P. Lobban, Chief Financial Officer, FiberCore, Inc., 253 Worcester Road, P.O. Box 180, Charlton, Massachusetts 01501, telephone number
(508) 248-3900.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

     We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           RECENT FINANCING AGREEMENTS

AGREEMENTS WITH CRESCENT INTERNATIONAL LTD.

     On August 20, 2001, we entered into a stock purchase agreement that allows us to issue and sell, and requires Crescent International Ltd. to purchase, upon our request, shares of our common stock for consideration of up to $19,000,000 (minus applicable fees and expenses). The stock purchase agreement replaced a prior agreement with Crescent. Specifically, the new stock purchase agreement enables us to require Crescent to purchase shares of our common stock for up to $19,000,000 (including the shares discussed below).

           Pursuant to the stock purchase agreement, we issued to Crescent

o 661,625 shares of our common stock, issued to Crescent on August 22, 2001, for consideration of $3,000,000; and

o an additional 446,667 shares of our common stock, issued to Crescent on October 26, 2001, for consideration of $1,000,000.

     The net proceeds received by us from the foregoing issuance of our common stock after adjustment for fees and amounts held were $3,880,000.

     Under the stock purchase agreement with Crescent International Ltd., we can obtain, subject to applicable fees and expenses and the terms and conditions of the agreement, an additional $15,000,000 by selling shares of our common stock to Crescent at various points in time, until December 31, 2002, unless our Stock Purchase Agreement with Crescent is earlier terminated according to the agreement's terms. Our agreement with Riverview Group, LLC, Laterman & Co. and Forevergreen Partners prohibits us from selling common stock to Crescent until three months following the date on which the registration statement of which this prospectus is part becomes effective. In addition, we may not require Crescent to purchase shares of our common stock unless the resale of those shares is registered pursuant to an effective registration statement.

     Crescent has the right to assign its obligation to purchase shares of our common stock to affiliates of Crescent with our consent, which we may not unreasonably withhold. However, Crescent has informed us that it has no current or future plans to assign its obligations.

          TERMS OF ADDITIONAL SALES TO CRESCENT

     Specifically, with regard to sale of shares of our common stock to Crescent International Ltd., we can from time to time at our option and subject to the limitations described in this prospectus and in the stock purchase agreement, issue and sell shares of our common stock once every 20 trading days.

     The aggregate maximum consideration that we may receive at, and the purchase price applicable to, each sale to Crescent is determined as follows:

     With respect to all sales of common stock to Crescent pursuant to the stock purchase agreement made until Crescent has paid us additional aggregate consideration of $6,000,000 for shares of our common stock:

     o the maximum consideration would be equal to the lesser of: (i) $2,500,000, and (ii) 7.5% of the total trading volume of our common stock during the 20 trading day period immediately preceding the date of our notice requiring Crescent to purchase, multiplied by the applicable purchase price;

     o the per share purchase price for our common stock would be equal to the lesser of: (i) 90% of the volume weighted average price of our common stock on the trading day immediately preceding the date of our notice requiring Crescent to purchase, and (ii) 90% of the average of the daily volume weighted averages for each of the 20 trading days immediately preceding the date of the notice.

     With respect to the remaining $9,000,000 of common stock we may sell Crescent pursuant to the stock purchase agreement:

     o the maximum consideration would be equal to the lesser of: (i) twice the average of the daily volume weighted average price multiplied by the day's trading volume of our common stock during the 22 days preceding the date of our notice requiring Crescent to purchase, and
          (ii) $3,500,000;

     o the per share purchase price would be equal to 93% of the average of the three lowest consecutive daily volume weighted average priced during the 22 trading day period preceding the date of our notice requiring Crescent to purchase.

     The closing market price for shares of our common stock on August 20, 2001, the day we entered into the agreement with Crescent, was $4.50 per share.

          TERMINATION OF CRESCENT INTERNATIONAL LTD.'S OBLIGATIONS

     Crescent International Ltd.'s commitment to provide the aforementioned funds expires on December 31, 2002. We have the right to terminate the agreement under which Crescent must purchase additional equity at any time upon 30 days' written notice. Crescent has the right to terminate the agreement in the event that we fail to perform specified obligations under that agreement.

          LIQUIDATED DAMAGES

     Crescent has permitted us to delay the filing of the registration statement of which this prospectus is a part until the present and has waived liquidated damages which would otherwise have been payable pursuant to the stock purchase agreement. In the event we would fail to maintain any required registration statement effective for a period of time ending 180 days after the termination of Crescent's obligation to purchase shares of our common stock, plus one day for each day that we have failed to obtain or maintain effectiveness of the registration statement, we would be required to pay Crescent liquidated damages.

          RIGHT OF FIRST REFUSAL

     Crescent International Ltd. has the right of first refusal on any proposed sale by us of our securities in a private placement transaction exempt from registration under the Securities Act of 1933, subject to certain terms and conditions. We timely notified Crescent of our proposed sale of convertible subordinated debentures and related warrants to Riverview Group, LLC, Laterman & Co. and Forevergreen Partners, and Crescent notified us that it would not exercise its right of first refusal with respect to such sale.

          10% LIMITATION WITH RESPECT TO CRESCENT INTERNATIONAL LTD.

     Under the terms of the transaction with Crescent International Ltd., the number of shares to be purchased by Crescent or to be obtained upon exercise of warrants held by Crescent cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent, would result in Crescent owning more than 9.9% of our outstanding common stock at any given point of time.

TERMINATION OF AGREEMENTS WITH GRUNTAL

     On April 14, 2000, we entered into an agreement with Gruntal & Co., LLC requiring Gruntal to work with us and our management to obtain financing, prepare documents describing our business for use with prospective investors, and provide us with assistance in entering into transactions.

     Gruntal received fee compensation and warrants to purchase shares of our common stock in connection with assistance provided in entering into agreements with Crescent. Upon our requiring Crescent to purchase additional shares of our common stock, we were obligated to issue additional warrants to Gruntal to purchase a number of shares of our common stock equal to 6% of the aggregate number of shares issued to Crescent. On December 29, 2000, we terminated the April 14, 2000 agreement and entered into a new, one year agreement with Gruntal, pursuant to which, among other things, we agreed to pay Gruntal $500,000 and to issue a five year warrant for 100,000 shares, at an exercise price of $5.00. Of the $500,000, $250,000 was paid on January 5, 2001 and installments of $125,000 each were paid on March 31, 2001 and June 30, 2001. On July 25, 2001, we agreed to extend certain provisions of the December 29, 2000 agreement, in return for services to be performed by Gruntal.

     On February 7, 2002, in consideration of a $200,000 payment we made to Gruntal, Gruntal released us from all our obligations under prior agreements with Gruntal.

AGREEMENT WITH MERRILL LYNCH & CO.

     In January of 2001, we engaged Merrill Lynch & Co. to act as our financial adviser in connection with any proposed combination transaction or other corporate transaction. In July 2001, we entered into an investment banking fee arrangement, pursuant to which, we have paid Merrill $390,000 in fees as placement agent for the $5,000,000 of 5% convertible subordinated debentures sold on January 15, 2002 and the $1,000,000 to be sold upon the effectiveness of this registration to Riverview Group, LLC, Laterman & Co. and Forevergreen Partners.

AGREEMENTS WITH RIVERVIEW GROUP, LLC, LATERMAN & CO. AND FOREVERGREEN PARTNERS

     On January 15, 2002, we entered into a purchase agreement with a group of investors consisting of Riverview Group, LLC, Laterman & Co. and Forevergreen Partners, pursuant to which we sold $5,000,000 of 5% convertible subordinated debentures to the investors. The purchase agreement provides for our issuance to the investors of an additional $1,000,000 of 5% convertible subordinated debentures upon the effectiveness of the registration statement of which this prospectus is a part. We also issued warrants to the investors and are required to issue additional warrants in connection with a sale of additional convertible subordinated debentures to the investors. Our agreements with the investors require us to register the shares of our common stock issuable upon conversion of the convertible subordinated debentures or exercise of the warrants sold to the investors.

     The purchase agreement also allows the investors to purchase at their option, up to an additional $3,000,000 of convertible subordinated debentures (to the extent that we have not required the investors to purchase convertible subordinated debentures pursuant to the provision described in the next sentence) at any time before January 15, 2003, if the average of the volume weighted average trading prices for the 5 trading days prior to the investors' notice to us requiring us to sell them additional debentures is greater than $2.6973. In addition, at any time before January 15, 2003, we may require the investors to purchase up to $3,000,000 of convertible subordinated debentures (to the extent the investors have not purchased convertible debentures at their option pursuant to the provision described in the preceding sentence) if the average of the volume weighted average trading prices for the 5 trading days prior to our providing the investors with notice requiring them to purchase additional debentures is greater than $4.4505. The terms of these additional, convertible subordinated debentures would be substantially the same as the terms of the other subordinated debentures sold pursuant to our purchase agreement with the investors (described below), except that the conversion price would be determined by a market formula applied at the time of sale.

     The convertible subordinated debentures bear interest at a fixed rate of 5% per annum, payable in semi-annual installments. The convertible subordinated debentures issued on January 15, 2002 will mature on January 15, 2004. All other convertible subordinated debentures issued pursuant to the purchase agreement will mature two years from their date of issue.

     The convertible subordinated debentures issued on January 15, 2002 may be converted in whole or in part at any time but not more frequently than four times per calendar month at the option of the holders into shares of our common stock at a conversion price of $2.967. All other convertible subordinated debentures issuable pursuant to the purchase agreement, including the debentures issuable upon the effectiveness of the registration statement of which this prospectus is a part, would have a conversion price equal to 110% of the average of the of the volume weighted average trading prices for the 5 trading days immediately preceding the issuance of the convertible subordinated debentures to be converted.

     Commencing on April 1, 2002, we are required to perform mandatory redemptions of $500,000 per month of the principal amount of the convertible subordinated debentures outstanding. Once the registration of which this prospectus is a part becomes effective, we may upon timely notice elect to pay all or part of the monthly redemption in shares of our common stock. The number of shares payable if we so elect would be equal to the portion of the redemption we elect to pay in stock divided by 90% of a price calculated by selecting the 12 lowest volume weighted average for our common stock during the 22 trading days prior to redemption, disregarding the highest and the lowest volume weighted average prices, and averaging the remaining 10. In the event we elect to pay all or part of the $500,000 monthly principle redemption in shares of our common stock, the holders of the convertible subordinated debentures may, at their election, increase the principal amount of the convertible subordinated debentures we pay in stock by up to 100% or reduce the amount by up to 50%.In the event the holders so reduce the amount of principal we repay, the reduced portion will become payable at the maturity of the debentures, unless redeemed earlier.

     Provided that a registration statement registering the resale of the shares issuable upon conversion of our outstanding convertible subordinated debentures is effective, we may, at our option redeem all or part of the outstanding balance on the convertible subordinated debentures in cash at face value at any time before maturity, if we consummate a public offering of shares of our common stock at an offering price that exceeds $4.405, or if the volume weighted average price of our common stock exceeds $4.405 for a period of 20 consecutive trading days, and continues to exceed $4.405 during the period (which must be at least 10 trading days) between the time we notify the holders of our intent to so redeem and the time we actually redeem.

     Events of Default under the debentures include our uncured failure to pay principal or interest, our failure to timely issues shares of our common stock to the investors where required, the assumption by a court or government agency of custody or control of all or substantially all of our assets, the failure of the registration statement of which this prospectus is a part to become effective by March 15, 2002, (or April 15, 2002 in the event that the registration statement of which this prospectus is a part is reviewed by the Securities and Exchange Commission), the commencement of a bankruptcy case against us or any of our subsidiaries, our default on the payment of indebtedness exceeding $250,000 in the aggregate, or if our common stock is delisted from the Nasdaq SmallCap Market and is not relisted on a comparable principal market. If an Event of Default occurs, the investors may require us to redeem the outstanding debentures at the greater of a 115% of the aggregate principal amount of debentures outstanding and the market value of the shares that would be issuable upon conversion.

          WARRANTS ISSUED AND ISSUABLE TO RIVERVIEW GROUP, LLC, LATERMAN & CO. AND FOREVERGREEN PARTNERS

     On January 15, 2002, pursuant to our purchase agreement with the investors, we issued warrants to purchase up to a total of 463,426 shares of our common stock to Riverview Group, LLC, Laterman & Co. and Forevergreen Partners, the investors who purchased our convertible subordinated debentures. The warrants expire on January 15, 2006.

     When issuing an additional $1,000,000 of convertible subordinated debentures upon the effectiveness of the registration statement of which this prospectus is a part, we are required to issue to the investors warrants to purchase a number of shares of our common stock equal to $250,000 divided by the average of the volume weighted average price for shares of our common stock on each of the five trading days prior to our sale of the $1,000,000 of convertible subordinated debentures, and the exercise price of the warrant would be equal to such average. The warrants will expire on the fourth anniversary of their issuance.

     If and when we issue up to $3,000,000 of convertible subordinated debentures to the investors before January 15, 2003 pursuant to the purchase agreement as described above, upon each issuance we will be required to issue to the investors warrants to purchase a number of shares of our common stock equal to 25% of the principal amount of the convertible subordinated debentures being sold, divided by the average of the volume weighted average price as reported by Bloomberg L.P. for our common stock on each of the five trading days prior to our sale of the convertible subordinated debentures, and the exercise price of the warrant would be equal to such average. The warrants would expire on the fourth anniversary of their issuance.

     The warrants issued to the investors provide for a cashless exercise only in the event that the registration statement registering the resale of the shares issuable upon exercise of the warrant have not been registered within one year following the date the applicable warrant is issued.

          ANTI DILUTION PROVISIONS IN SECURITIES ISSUED AND ISSUABLE TO RIVERVIEW GROUP, LLC, LATERMAN & CO. AND FOREVERGREEN PARTNERS

     All the warrants issued and issuable pursuant to the purchase agreement contain volume weighted anti-dilution provisions. Accordingly, if we were to sell shares of our common stock at a price lower than the exercise price of a warrant or the conversion price of a convertible subordinated debenture issued to the investors, we would be required to decrease the exercise price of the warrant, or conversion price of the convertible subordinated debenture, as the case may be, pursuant to a formula that takes into account the number of shares we issue at a price below the original exercise price or conversion price.

          REGISTRATION RIGHTS

     We are required to register a number of shares of our common stock equal to 200% of the shares of common stock that would be issuable if we were to redeem the debentures issued on January 15, 2002 and issuable upon the effectiveness of the registration statement of which this prospectus is a part, at the mandatory redemption price (the price that governs our monthly redemptions paid in shares of our common stock described above), as well as the shares issuable upon exercise of warrants issued and issuable to Riverview Group, LLC, Laterman & Co. and Forevergreen Partners.

          LIQUIDATED DAMAGES

     Our agreements with the investors could require us to pay liquidated damages if we fail to timely file or obtain the effectiveness of the registration statement of which this prospectus is a part by March 15, 2002, (or April 15, 2002 in the event that the registration statement of which this prospectus is a part is reviewed by the Securities and Exchange Commission) if we fail to deliver shares certificates in a timely manner, and in other circumstances described in our agreements with the investors and in the convertible subordinated debentures.

     The foregoing summary is subject to various other terms and conditions set forth in our agreements with the investors and in the convertible subordinated debentures.

          SHAREHOLDERS AGREEMENT

     In connection with our entering into the purchase agreement, three members of our Board of Directors, Mohd Aslami, Charles De Luca, and Steven Phillips, executed a voting agreement prohibiting each of them from selling more than 100,000 shares of our common stock personally owned by them at a price below $2.967 until the registration statement of which this prospectus is a part becomes effective.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock being offered by the Selling Stockholders under this prospectus. We may receive proceeds of up to $2,187,000 upon a full exercise of the incentive warrant, issued to Crescent on June 9, 2000, to purchase up to 500,000 shares of our common stock, although Crescent may perform a cashless exercise which would not result in our receiving any proceeds from the exercise of the warrant. Similarly, we may receive proceeds of up to $2,836,499(1) upon Gruntal's full exercise of warrants to purchase up to 790,811 shares of our common stock, although Gruntal may perform a cashless exercise which would not result in our receiving any proceeds. In addition, we may receive proceeds of up to $201,849 upon the full exercise of warrants issued to Messrs. Drimer, Rebholz and Roennefahrt. Upon full exercise of warrants held by Riverview Group, LLC, Laterman & Co. and Forevergreen Partners to purchase in the aggregate up to 463,426 shares of our common stock, we would receive $1,500,017.(2) Upon full exercise of warrants issuable to Riverview Group, LLC, Laterman & Co. and Forevergreen Partners to purchase in the aggregate up to 125,000 shares of our common stock, we would receive $300,000.(3) If we fail to obtain the effectiveness of the registration statement of which this prospectus is a part before January 15, 2003, Riverview Group, LLC, Laterman & Co. and Forevergreen Partners may, under certain conditions, perform a cashless exercise which would not result in our receiving any proceeds from the exercise of the warrants.

     We intend to utilize the proceeds of the exercise of the foregoing warrants, if any, for working capital and general corporate purposes.

     Of the estimated $10,000,000(4) of proceeds, net of expenses, that we would receive in the event we sold to receive from sale of the up to 4,200,000 shares registered for primary sale by us, we plan to use approximately $8,000,000 for production and process improvement equipment, and $2,000,000 for working capital and other corporate purposes.

     We estimate that we need to obtain additional financing of approximately $5,000,000 during the second half of 2002, primarily to fund planned process improvements at our Xtal facility. In addition, we estimate that we need financing commitments of approximately $17,000,000 by December 2002 to fund 2003 expenditures for our expansion plans in the United States and Brazil. This financing is in addition to the current financing received and to be received from the group of investors consisting of Riverview Group, LLC, Laterman & Co. and Forevergreen Partners of $6,000,000 and the equity commitment from Crescent International of $15,000,000 should we elect to draw on it. These additional funds will also be used for general corporate purposes, including cash reserves. The amount of additional financing required assumes the use of cash generated from operations. Accordingly, if the level of cash generated from operations in 2002 and 2003 is less than expected, and/or we sell less than $15,000,000 of shares to Crescent, we will need to obtain additional financing or slow down and/or reduce the expansion program.

     We may, however, change the allocation of these proceeds in response to developments or changes that affect our business or industry. The lack of improvement in industry dynamics, including primarily customer demand and

--------------

(1) Specifically, we could receive up to

     o $1,171,800 upon the purchase of 300,000 shares of our common stock at an exercise price of $3.906 per share;

     o $ 131,220 upon the purchase of 30,000 shares of our common stock at an exercise price of $4.374 per share;

     o $354,000 upon the purchase of 121,399 shares of our common stock at an exercise price of $2.916 per share;

     o $319,701 upon the purchase of 125,654 shares of our common stock at an exercise price of $2.5443 per share

     o $119,946 upon the purchase of 47,260 shares of our common stock at an exercise price of $2.538 per share

     o $500,000 upon the purchase of 100,000 shares of our common stock at an exercise price of $5.00 per share

     o $179,832 upon the purchase of 39,698 shares of our common stock at an exercise price of $4.53 per share; and

     o $60,000 upon the purchase of 26,800 shares of our common stock at an exercise price of $2.2388 per share.

(2) The warrants enable Riverview Group, LLC, Laterman & Co. and Forevergreen Partners to purchase up to 463,426 shares of our common stock for a per share purchase price of $3.2368.

(3) Assuming an exercise price of $2.40, based on a good faith estimate of the applicable volume weighted average price used to calculate the exercise price being $2.00. The exercise price is equal to 120% of the applicable volume weighted average price.

(4) Assuming an offering price of $2.50 and expenses of $500,000.

price, development of better technology, and/or a reduction in the ability to finance the capacity and productivity expansion plans would probably prompt us to modify our allocation of the proceeds of this offering. Depending upon the specific event, funding for the projects would be scaled down, eliminated, or combined. In addition, if borrowing opportunities on terms anticipated by us decrease for whatever reason, we would have to raise funds by selling additional equity. While we are committed to increasing productivity and expanding capacity, these undertakings will be implemented in a manner that keeps pace with both prevailing capital market and industry conditions.

     Pending use of the net proceeds for the above purposes, we plan to invest these funds in short-term, investment grade, interest-bearing securities.

                              SELLING STOCKHOLDERS

     Note: * indicates shares previously registered for resale in our registration statement dated September 29, 2000, which is amended by the registration statement of which this prospectus is a part.

          CRESCENT INTERNATIONAL LTD.

     Crescent International Ltd., a Selling Stockholder, acquired 2,087,870 shares of our common stock and may acquire an additional 500,000 shares of our common stock being offered by Crescent in the following ways:

          o through our issuance of 979,578 shares of our common stock to Crescent pursuant to our agreements with Crescent dated June 9, 2000, (which agreement was replaced by our agreements with Crescent dated August 20, 2001),(5)*

          o upon exercise of a warrant issued on June 9, 2000, expiring June 8, 2005, to purchase 500,000 shares of our common stock at an exercise price of $4.374 per share;*

          o through our issuance of 661,625 shares of our common stock on August 22, 2001; and

          o through our issuance of 446,667 shares of our common stock on October 26, 2001.

          GRUNTAL & CO., LLC

     Gruntal & Co., LLC, a Selling Stockholder, may acquire the shares of our common stock being offered by Gruntal by the registration statement of which this prospectus is a part upon the exercise of warrants to purchase up to 469,514 shares of our common stock.

     We have issued warrants to Gruntal & Co., LLC to purchase up to 796,298 shares of our common stock, of which 790,811 shares remain unexercised. Specifically, we issued warrants to Gruntal:

     o on April 14, 2000, expiring April 13, 2005, to purchase 300,000 shares of our common stock at an exercise price of $3.906 per share; *

     o on June 9, 2000, expiring June 8, 2005, to purchase 30,000 shares of our common stock at an exercise price of $4.374 per share; *

     o on June 9, 2000, expiring June 8, 2005, to purchase 72,016 shares of our common stock at an exercise price of $2.916 per share; *

     o on June 26, 2000, expiring June 25, 2005, to purchase 54,870 shares of our common stock at an exercise price of $2.916 per share, of which 49,383 shares remain unexercised; *

     o on December 29, 2000, expiring December 28, 2005, to purchase 47,260 shares of our common stock at an exercise price of $2.538 per share;

------------

(5) The 979,578 shares constitute all of the shares remaining from: our issuance of 1,200,274 shares of our common stock to Crescent on June 9, 2000 and 685,871 shares of our common stock on June 26, 2000, and shares Crescent received when Crescent converted all of the convertible debt we issued to Crescent.

     o on December 29, 2000, expiring December 28, 2005, to purchase 100,000 shares of our common stock at an exercise price of $5.00 per share;

     o on January 11, 2001, expiring January 10, 2006, to purchase 125,654 shares of our common stock at an exercise price of $2.5443 per share;

     o on August 22, 2001, expiring August 21, 2006, to purchase 39,698 shares of our common stock at an exercise price of $4.53 per share; and

     o on October 25, 2001, expiring October 24, 2006, to purchase 26,800 shares of our common stock at an exercise price of $2.2388 per share.

     Gruntal & Co., LLC, a Selling Stockholder, may acquire the shares of our common stock being registered for resale by Gruntal by the registration statement of which this prospectus is a part upon the exercise of warrants to purchase up to 790,811 shares of our common stock.

          RIVERVIEW GROUP, LLC

     Riverview Group, LLC may acquire up to 2,158,894 shares of our common stock through our mandatory redemption(6) or 1,404,336 on conversion of the $4,166,666 aggregate principal amount of convertible subordinated debentures held by Riverview Group, LLC, and up to 386,188 shares of our common stock upon exercise of warrants issued to Riverview Group, LLC.

     In addition, Riverview Group, LLC may acquire up to 462,963 shares of our common stock through our mandatory redemption or 378,788 upon the conversion of the $833,334 aggregate principal amount of convertible subordinated debentures we will sell to Riverview Group, LLC, and up to 104,167 shares of our common stock upon exercise of warrants we will issue to Riverview Group, LLC, upon the effectiveness of the registration statement of which this prospectus is a part.(7)

          LATERMAN & CO.

     Laterman & Co. may acquire up to 215,889 shares of our common stock through our mandatory redemption(8) or 140,444 shares upon the conversion of the $416,667 aggregate principal amount of convertible subordinated debentures held by Laterman & Co., and up to 38,619 shares of our common stock upon exercise of warrants issued to Laterman & Co.

     In addition, Laterman & Co. may acquire up to 46,296 shares of our common stock through our mandatory redemption or 37,879 shares upon the conversion of the $83,333 aggregate principal amount of convertible subordinated debentures we will sell to Laterman & Co., and up to 10,417 shares of our common stock upon exercise of warrants we will issue to Laterman & Co., upon the effectiveness of the registration statement of which this prospectus is a part.(9)

          FOREVERGREEN PARTNERS


-------------

(6) The calculation assumes a mandatory redemption price of $1.93 (estimated in good faith), which was the mandatory conversion price on February 11, 2002. The conversion price of $2.967 is fixed.

(7) The calculation assumes a mandatory redemption price of $1.80 and a conversion price of $2.40 (estimated in good faith based on a both the volume weighted average used in calculating the mandatory redemption price and the number of warrants, being equal to $2.00).

(8) The calculation assumes a mandatory redemption price of $1.93 (estimated in good faith), which was the mandatory conversion price on February 11, 2002. The conversion price of $2.967 is fixed.

(9) The calculation assumes a mandatory redemption price of $1.80 and a conversion price of $2.40 (estimated in good faith based on a both the volume weighted average used in calculating the mandatory redemption price and the number of warrants, being equal to $2.00).

     Forevergreen Partners may acquire up to 190,108 shares of our common stock through our mandatory redemption(10) or 140,444 shares upon the conversion of the $416,667 aggregate principal amount of convertible subordinated debentures held by Forevergreen Partners, and up to 38,619 shares of our common stock upon exercise of warrants issued to Forevergreen Partners.

     In addition, Forevergreen Partners may acquire up to 46,296 shares of our common stock through our mandatory redemption or 37,879 shares upon the conversion of the $83,333 aggregate principal amount of convertible subordinated debentures we will sell to Forevergreen Partners, and up to 10,417 shares of our common stock upon exercise of warrants we will issue to Forevergreen Partners, upon the effectiveness of the registration statement of which this prospectus is a part.(11)

     We are registering the resale of 5,734,069 shares of our common stock by Riverview, 573,406 shares by Laterman & Co. and 573,406 shares by Riverview Partners because our agreements require us to register the resale of 200% of the number of shares issuable upon our mandatory redemption of the convertible subordinated debentures (the price that governs our monthly redemptions paid in shares of our common stock described in the section entitled "Recent Financing Agreements") (using the lower of the mandatory redemption price on January 15, 2002 and the date the registration of which this prospectus is a part is filed), and 100% of the shares issuable upon exercise of warrants, issued and issuable upon the effectiveness of the registration statement of which this prospectus is a part. The mandatory redemption price for all the debentures, and the number of warrants issuable in conjunction with the debentures to be issued upon the effectiveness of the registration statement of which this prospectus is a part, depend on a market based formula and cannot be presently determined. For purposes of this prospectus, we have made a good faith estimate using the assumptions in the preceding paragraphs, but have included a number of shares we believe sufficient to enable redemption of the debentures into, and exercise of warrants to purchase, registered shares of our common stock.

          MARC DRIMER

     In consideration of assistance provided in a private sale of our common stock, we issued the following warrants to Marc Drimer to purchase a total of 16,558 shares of our common stock. Specifically:

     o on May 16, 2000, expiring May 15, 2005, to purchase 15,000 shares of our common stock at an exercise price of $3.20 per share;

     o on September 14, 2000, expiring September 13, 2005, to purchase 1,000 shares of our common stock at an exercise price of $7.179 per share;

     o on September 18, 2000, expiring September 17, 2005, to purchase 558 shares of our common stock at an exercise price of $7.179 per share.

          GUIDO ROENNEFAHRT

     In consideration of assistance provided in a private sale of our common stock, we have issued the following warrants to Guido Roennefahrt to purchase a total of 20,057 shares of our common stock. Specifically:

     o on May 16, 2000, expiring May 15, 2005, to purchase 18,500 shares of our common stock at an exercise price of $3.20 per share;

     o on September 14, 2000, expiring September 13, 2005, to purchase 1,000 shares of our common stock at an exercise price of $7.179 per share;

     o on September 18, 2000, expiring September 17, 2005, to purchase 557 shares of our common stock at an exercise price of $7.179 per share.


-----------

(10) The calculation assumes a mandatory redemption price of $1.93 (estimated in good faith), which was the mandatory conversion price on February 11, 2002. The conversion price of $2.967 is fixed.

(11) The calculation assumes a mandatory redemption price of $1.80 and a conversion price of $2.40 (estimated in good faith based on a both the volume weighted average used in calculating the mandatory redemption price and the number of warrants, being equal to $2.00).

          FELIX REBHOLZ

     In consideration of assistance provided in a private sale of our common stock, we have issued the following warrants to Felix Rebholz to purchase a total of 16,557 shares of our common stock. Specifically:

     o on May 16, 2000, expiring May 15, 2005, to purchase 15,000 shares of our common stock at an exercise price of $3.20 per share;

     o on September 14, 2000, expiring September 13, 2005, to purchase 1,000 shares of our common stock at an exercise price of $7.179 per share;

     o on September 18, 2000, expiring September 17, 2005 to purchase 557 shares of our common stock at an exercise price of $7.179 per share.

     We have agreed to file a registration statement, of which this prospectus is a part, to register the shares of the Selling Stockholders described above in order to permit the Selling Stockholders to sell these shares from time to time in the public market or in privately-negotiated transactions. We cannot determine the actual number of shares of our common stock that we will issue because of the variables discussed herein.

     In general, it is possible that we may be required to register additional shares of our common stock. See the "Risk Factors" subsection entitled "Stockholders May Suffer Dilution From the Exercise of Options, Warrants and Convertible Notes."

     The following table sets forth the number of shares of our common stock issued or issuable to the Selling Stockholders:

-------------------------------------------------------------------------------------------------------------------------
SELLING STOCKHOLDERS                 NUMBER OF SHARES OF COMMON   NUMBER OF SHARES OF        NUMBER OF SHARES OF COMMON
                                     STOCK HELD PRIOR TO          COMMON STOCK HELD AFTER    STOCK OFFERED ON BEHALF OF
                                     COMPLETION OF OFFERING(12)   COMPLETION OF OFFERING(13) SELLING STOCKHOLDERS
-------------------------------------------------------------------------------------------------------------------------
Crescent International Ltd.          2,587,870                    0                          2,587,870
-------------------------------------------------------------------------------------------------------------------------

Gruntal & Co., LLC,                  790,811                      0                          790,811
William McCluskey,
Richard Serrano,
Derek Woodworth,
Mitchell Kosches,
 Jack Schwartz(14) and
Maurice Sabogol
-------------------------------------------------------------------------------------------------------------------------

Riverview Group, LLC                 5,734,069                    0                          5,734,069
-------------------------------------------------------------------------------------------------------------------------

Laterman & Co.                       573,406                                                 573,406
-------------------------------------------------------------------------------------------------------------------------

Forevergreen Partners                573,406                      0                          573,406
-------------------------------------------------------------------------------------------------------------------------

Marc Drimer                          16,558                       0                          16,558
-------------------------------------------------------------------------------------------------------------------------

Guido Roennefahrt                    20,057                       0                          20,057
-------------------------------------------------------------------------------------------------------------------------

Felix Rebholz                        16,557                       0                          16,557
-------------------------------------------------------------------------------------------------------------------------

 TOTAL:                              10,312,734                   0                          10,312,734
-------------------------------------------------------------------------------------------------------------------------

     The Selling Stockholders and we are not making any representation that any shares covered by the prospectus will or will not be offered for sale or resale. The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed offer for their shares. The shares offered by this prospectus may be offered from time to time by the Selling Stockholders named above and by us. In addition to the number of shares held by the Selling Stockholders, Crescent may be required to purchase additional shares of our common stock for up to $15,000,000.

MAXIMUM NUMBER OF SHARES ISSUABLE TO CRESCENT, GRUNTAL AND RIVERVIEW GROUP, LLC, LATERMAN & CO. AND FOREVERGREEN PARTNERS

     Under the terms of our agreement with Crescent, the number of shares to be acquired by Crescent cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent, would result in Crescent owning more than 9.9% of our outstanding common stock at any given point of time.

     The maximum number of shares of our common stock we may issue to Gruntal upon exercise of warrants currently held by Gruntal is 790,811.

     Under the terms of our agreement with Riverview Group, LLC, Laterman & Co. and Forevergreen Partners, the number of shares to be received upon conversion of the convertible debt held by any of the foregoing investor cannot exceed the number of shares that, when combined with all other shares of common stock and securities then

--------------

(12) Includes shares issuable upon conversion of convertible securities and exercise of warrants, where applicable.

(13) Assumes Crescent and Gruntal will offer and sell all of the shares registered by the registration statement of which this prospectus is a part.

(14) Each of the named individuals is an officer, member or employee of Gruntal & Co. LLC to whom Gruntal may transfer the warrants issued to Gruntal.

owned by the converting investor, would result in that investor owning more than 9.9% of our outstanding common stock at any given point of time.

     The maximum number of shares issuable to Riverview Group, LLC, Laterman & Co. and Forevergreen Partners in the aggregate upon conversion of warrants is 463,426.

PRIOR RELATIONSHIPS BETWEEN SELLING STOCKHOLDERS AND THE COMPANY

     We are not aware of any material relationship between us and Crescent within the past three years other than as a result of our agreements with Crescent described above and the ownership of the stockholders' shares.

     We entered into agreements with Gruntal described above in the section entitled "Recent Agreements." We are not aware of any material relationship between us and Gruntal within the past three years other than as a result of our agreements with Gruntal described above.

     We entered into a purchase agreement with Riverview Group, LLC, Laterman & Co. and Forevergreen Partners. We are not aware of any material relationship between us and Riverview Group, LLC, Laterman & Co. and Forevergreen Partners within the past three years other than as a result of our agreements with Riverview Group, LLC, Laterman & Co. and Forevergreen Partners described above.

                              PLAN OF DISTRIBUTION

     Of the 14,512,734 shares of our common stock offered by this prospectus, we may sell 4,200,000 shares of our common stock in underwritten "at the market" sales from time to time, or in privately negotiated transactions.

     We are registering the remaining 10,312,734 shares of common stock offered by this prospectus on behalf of the Selling Stockholders and their pledgees, donees, transferees or other successors-in-interest, who may sell the shares from time to time. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

     The Selling Stockholders or their successors may sell all of the shares of our common stock offered by this prospectus from time to time in transactions in the over-the-counter market through Nasdaq SmallCap Market, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares offered by this prospectus at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

     o block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

     o distribution on an exchange or automatic quotation system in accordance with the rules of such market;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o    privately negotiated transactions;

     o    short sales (except as contractually prohibited);

     o transactions in which broker-dealers may agree with the Selling Stockholders to sell a specified number of the shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. They have also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares. The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise, subject to the terms of our agreements with the Selling Stockholders. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short, subject to the terms of our agreements with the Selling Stockholders, and redeliver shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers that require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

     The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933 and the rules and regulations under their act.

     The shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days before the commencement of such distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424 under the Securities Act of 1933 upon being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     o the name of each Selling Stockholder and of the participating broker-dealer(s);
     o    the number of shares involved;
     o    the price at which such shares were sold;
     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     o    other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration and sale of the shares other than selling commissions and fees and stock transfer taxes. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. We have also agreed to indemnify the Selling Stockholders against liabilities based on any untrue or alleged untrue statements of material fact in this prospectus or the related registration statement or on any omission or alleged omission of a material fact required to be included in this prospectus or the registration statement or necessary to make the statements herein and therein not misleading. We will not be required to provide indemnification to the extent any untrue or alleged untrue statement was included, or an omission or alleged omission was made, as a result of information furnished by the Selling Stockholders. The

Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Any underwriter may make short sales of shares of our stock and may purchase shares of our stock on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' "overallotment" option to purchase additional shares in the offering. Any underwriter may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, any underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase the shares. Similar to other purchase transactions, the underwriters' purchases to cover short sales may have the effect of raising or maintaining the market price of our stock or preventing or retarding a decline in the market price of our stock. As a result, the price of our stock may be higher than the price that might otherwise exist in the open market. If commenced, the underwriters may discontinue any of these activities at any time.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our common stock and preferred stock summarizes the material terms and provisions of these types of securities. For the complete terms of our common stock and preferred stock, please refer to our Certificate of Incorporation and bylaws, which are incorporated by reference into the registration statement, of which this prospectus is a part.

     Under our Certificate of Incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

COMMON STOCK

     As of February 11, 2002, 61,488,139 shares of our common stock were issued and outstanding. All outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. Please refer to the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 5, 1996, including any amendments or reports filed for the purpose of updating that section which is incorporated by reference into this prospectus.

TRANSFER AGENT AND REGISTRAR

     Interstate Transfer Company, 6804 S. 900 E. Suite 101, Salt Lake City, Utah 84121 is the transfer agent and registrar of our common stock.

PREFERRED STOCK

     Our Certificate of Incorporation authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each of these series

     As of February 11, 2002, one share of our Series A Preferred Stock was outstanding. The share was issued to Tyco International Group S.A. or TIGSA, an affiliate of Tyco International Ltd. and could shift control of our board of directors. TIGSA guaranteed our obligations to Fleet National Bank under a $10,000,000 credit facility between Fleet and us, dated as of December 20, 2000. Pursuant to the Guarantor Indemnification Agreement between TIGSA, Dr. Mohd Aslami, Charles De Luca, Steven Phillips (each a member of our board of directors), and us, dated as of December 26, 2000, we issued one share of Series A Preferred Stock to TIGSA. The certificate of designations governing the Series A Preferred Stock enables TIGSA to effectively take control of our board of directors if there is an event of default under the Guarantor Indemnification Agreement. Events of default include our failure to timely pay TIGSA guarantee fees; our failure to timely repay TIGSA if TIGSA is required to perform under its guaranty of our obligations to Fleet; our failure to comply with specific covenants; the sale by any of Dr. Mohd Aslami, Charles De Luca or Steven Phillips during any 12 month period after December 26, 2001 (until termination of the Guarantor Indemnification Agreement) of more than 10% of the total number of shares each owned or had to the option to obtain during the 12 month period; our admission that we or any of our subsidiaries cannot pay our debts as they become due' our making an assignment for the benefit of any of our creditors; the commencement of bankruptcy proceedings against us or our subsidiaries or the appointment of a receiver or trustee over a substantial part of our or any of our subsidiaries' assets, which have not been discharged within 60 days; or the acceleration our indebtedness or the indebtedness of any of our subsidiaries for borrowed money in an outstanding principal amount of $2,500,000.

NEVADA ANTI-TAKEOVER LAWS

     We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada corporation laws that may have the effect of delaying or deterring a change in control or management of us.

      Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations like us having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless specific conditions are met. A "combination" includes:

     o any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder,

     o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation,

     o any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation,

     o the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder,"

     o certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder," or

     o the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder." An "interested stockholder" is a person who (i) directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

     A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of the shares that caused the interested stockholder to become an interested stockholder was approved by the board of directors before the interested stockholder acquired those shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the Company's Certificate of Incorporation are met and either

     o (i) the board of directors of the corporation approves, prior to the person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder" or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became one or

     o the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

     The above provisions do not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our Certificate of Incorporation does not exclude us from the restrictions imposed by the above provisions.

     Nevada's "Control Share Acquisition Statute," Sections 78.378 through
78.3793 of the Nevada Revised Statutes, prohibits an acquirer, in particular circumstances, from exercising voting rights of shares of a target corporation's stock after crossing specific threshold ownership percentages, except those voting rights that are granted by the target corporation's stockholders.

         SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

     Our by-laws provide for a broad right for indemnification for any person who is or was involved in any manner in any threatened, pending, or completed investigation, claim, action, suit, or proceeding by reason of the fact that the person had agreed to become a director, officer, employee, or agent of our company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the submitted issue.

                                  LEGAL MATTERS

     The validity of the securities we are offering will be passed upon for us by Lionel, Sawyer & Collins, Nevada.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of Deloitte & Touche LLP, given upon their authority as experts in accounting and auditing.

===================================================================================================================================





We have not  authorized  any person to make a statement that differs                               FIBERCORE, INC.
from  what  is in  this  prospectus.  If  any  person  does  make  a statement that differs from what is in this  prospectus,  you should not rely on it. This  prospectus is not an offer to sell,  nor is it seeking an offer to buy these  securities  in any state in which the offer or sale is not permitted.  The  information in this prospectus
is complete and  accurate as of its date,  but the  information  may         -------------------------------------------------------
change after that date.                                                                              PROSPECTUS
                                                                             -------------------------------------------------------

                                                                                                      February 12, 2002



====================================================================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated expenses in connection with the offering described in the registration statement (all of which will be borne by FiberCore).

Securities and Exchange Commission Fee                                 $ 1,581
Accountants' Fees and Expenses*                                        $15,000
Legal Fees and Expenses*                                               $35,000
TOTAL*                                                                 $51,581
-----------------

* estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The registrant's by-laws provide for a broad right for indemnification for any person who is or was involved in any manner in any threatened, pending, or completed investigation, claim, action, suit, or proceeding by reason of the fact that the person had agreed to become a director, officer, employee, or agent of our company. Section 78.751 of the Nevada Revised Statutes, as amended, authorizes the registrant to indemnify any director or officer under prescribed circumstances and subject to some limitations against costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which the person is a party by reason of being a director or officer of the registrant if it is determined that the person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     The registrant may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the registrant could not indemnify the director or officer.

                                  EXHIBIT LIST


EXHIBIT
NUMBER                              DESCRIPTION

2.1 Agreement dated February 13, 1987 between Norscan Instruments Ltd. and ALT. (1)

2.2 Agreement and Plan of Reorganization dated as of July 18, 1995 between Venturecap, Inc. and FiberCore Incorporated. (1)

2.3 Agreement of Merger dated as of July 18, 1995 between Venturecap, Inc. and FiberCore Incorporated. (1)

2.4 Agreement and Plan of Reorganization dated as of September 18, 1995 between the FiberCore, Inc. Alt Merger Co., and Automated Light Technologies, Inc. ("ALT"). (1)

2.5 Investment Agreement, dated June 1, 2000, by and among FiberCore, Ind. and Algar S.A. Empreendimentos e Participacoes Xtal Fibras Opticas S.A. and Mamore Participacoes S.A. (2)

3.1       Certificate of Incorporation of FiberCore, Inc. (1)

3.2       Amended and Restated By-Laws of FiberCore, Inc. (9)

3.3       Amendments to Bylaws of Registrant, adopted December 18, 2000. (7)

3.4 Designations of Rights Privileges and Preferences of Series A Preferred Stock of Registrant, dated as of December 19, 2000. (7)

4.1 Warrant issued to Gruntal & Co., LLC, dated April 14, 2000, to purchase up to 300,000 Shares of FiberCore Common Stock (5)

4.2 Warrant issued to Guido Roennefahrt, dated May 16, 2000, to purchase 18,500 Shares of FiberCore Common Stock at an exercise price of $3.20 per share;

4.3 Warrant issued to Marc Drimer, dated May 16, 2000, to purchase 15,000 Shares of FiberCore Common Stock at an exercise price of $3.20 per share;

4.4 Warrant issued to Felix Rebholz, dated May16, 2000, to purchase 15,000 Shares of FiberCore Common Stock at an exercise price of $3.20 per share;

4.5 Incentive Warrant, dated June 9, 2000, by and between FiberCore, Inc. and Crescent International Ltd. (3)

4.6 Registration Rights Agreement, dated June 9, 2000, by and between FiberCore, Inc. and Crescent International Ltd. (3)

4.7 Warrant issued to Gruntal & Co., LLC, dated June 9, 2000, to purchase up to 30,000 Shares of FiberCore Common Stock (5)

4.8 Warrant issued to Gruntal & Co., LLC, dated June 9, 2000, to purchase up to 72,016 Shares of FiberCore Common Stock (5)

4.9 Warrant issued to Gruntal & Co., LLC, dated June 26, 2000, to purchase up to 54,870 Shares of FiberCore Common Stock (5)

4.10 Warrant issued to Felix Rebholz, dated September 14, 2000, to purchase 1,000 Shares of FiberCore Common Stock at an exercise price of $7.179 per share;

4.11 Warrant issued to Marc Drimer, dated September 14, 2000, to purchase 1,000 Shares of FiberCore Common Stock at an exercise price of $7.179 per share;

4.12 Warrant issued to Guido Roennefahrt, dated September 14, 2000, to purchase 1,000 Shares of FiberCore Common Stock at an exercise price of $7.179 per share;

4.13 Warrant issued to Guido Roennefahrt, dated September 18, 2000, to purchase 557 Shares of FiberCore Common Stock at an exercise price of $7.179 per share.

4.14 Warrant issued to Marc Drimer, dated September 18, 2000, to purchase 558 Shares of FiberCore Common Stock at an exercise price of $7.179 per share.

4.15 Revolving Credit Note executed by Registrant in favor of Fleet National Bank, dated as of December 20, 2000. (7)

4.16 Warrant issued to Felix Rebholz, dated September 18, 2000, to purchase 557 Shares of FiberCore Common Stock at an exercise price of $7.179 per share.

4.17 Warrant issued to Gruntal & Co., LLC, dated December 29, 2000, to purchase 47,260 shares of Shares of FiberCore Common Stock at an exercise price of $2.538 per share;

4.18 Warrant issued to Gruntal & Co., LLC, dated December 29, 2000, to purchase 100,000 shares of Shares of FiberCore Common Stock k at an exercise price of $5.00 per share;

4.19 Warrant issued to Gruntal & Co., LLC, dated January 11, 2001, to purchase 125,654 Shares of FiberCore Common Stock at an exercise price of $2.5443 per share;

4.20 Warrant issued to Gruntal & Co., LLC, dated August 22, 2001, to purchase 39,698 Shares of FiberCore Common Stock at an exercise price of $4.53 per share;

4.21 Warrant issued to Gruntal & Co., LLC, dated October 25, 2001, to purchase 26,800 Shares of FiberCore Common Stock at an exercise price of $2.2388 per share.

4.22 Registration Rights Agreement among the Registrant, Riverview Group, LLC, Laterman & Co. & Forevergreen Partners, dated as of January 15, 2002. (6)

4.23 Convertible Subordinated Debenture issued to Riverview Group, LLC, dated as of January 15, 2002. (6)

4.24 Convertible Subordinated Debenture issued to Laterman & Co., dated as of January 15, 2002. (6)

4.25 Convertible Subordinated Debenture issued to Forevergreen Partners, dated as of January 15, 2002. (6)

4.26 Warrant to purchase 80,000 shares of the Registrant's common stock, issued to Riverview Group, LLC, dated as of January 15, 2002. (6)

4.27 Warrant to purchase 53, 334 shares of the Registrant's common stock, issued to Riverview Group, LLC, dated as of January 15, 2002. (6)

4.28 Warrant to purchase 252,854 shares of the Registrant's common stock, issued to Riverview Group, LLC, dated as of January 15, 2002. (6)

4.29 Warrant to purchase 26,666 shares of the Registrant's common stock, issued to Laterman & Co., dated as of January 15, 2002. (6)

4.30 Warrant to purchase 11,953 shares of the Registrant's common stock, issued to Laterman & Co., dated as of January 15, 2002. (6)

4.31 Warrant to purchase 38,619 shares of the Registrant's common stock, issued to Forevergreen Partners, dated as of January 15, 2002. (6)

4.32 Convertible Subordinated Debentures and Warrants Purchase Agreement among the Registrant, Riverview Group, LLC, Laterman & Co. & Forevergreen Partners, dated as of January 15, 2002. (6)

5.1       Opinion of Lionel, Sawyer & Collins, dated as of February 12, 2002.

10.1 Agreement, dated May 19, 2000, by and between FiberCore, Inc. and Tyco Electronics Corporation (4)

10.2 Standstill Agreement, dated May 19, 2000, by and between FiberCore, Inc. and Tyco Electronics Corporation (4)

10.3 Securities Purchase Agreement by and between Crescent International Ltd. and FiberCore, Inc., dated June 9, 2000 (2)

10.4 Loan Agreement, dated June 20, 2000, by and between Algar S.A. Empreendimentos e Participacoes, FiberCore Inc., and FiberCore Ltda.
          (2)

10.5 Loan Agreement, dated June 20, 2000, by and between Algar S.A. Empreendimentos e Participacoes, FiberCore Inc., and FiberCore Ltda.
          (2)

10.6 Loan Agreement between the Registrant and Fleet National Bank, dated as of December 20, 2000. (7)

10.7 Limited Guaranty by Tyco International S.A., dated as of December 20, 2000. (7)

10.8 Pledge and Security Agreement between Registrant and Fleet National Bank, dated as of December 20, 2000. (7)

10.9 Collateral Assignment of Patents and Trademarks and Security Agreement between the Registrant and Fleet National Bank, dated as of December 20, 2000. (7)

10.10 Guarantor Indemnification Agreement among Tyco International Group S.A., the Registrant, Mohd Aslami, Charles DeLuca and Steven Phillips, dated as of December 20, 2000. (7)

10.11 Stock Purchase Agreement between the Company and Crescent International, Ltd., dated as of August 20, 2001. (8)

10.12 Registration Rights Agreement between the Company and Crescent International, Ltd., dated as of August 20, 2001. (8)

23.1      The Consent for Lionel, Sawyer & Collins is included in its opinion in
          Exhibit 5.1.

23.2      Consent of Deloitte & Touche LLP

24.1 Power of Attorney (included on signature page of this registration statement)


--------------------------------------------------------------------------------

(1) Incorporated by reference to the exhibits to our Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on March 26, 1997.

(2) Incorporated by reference to the exhibits to our Current Report on Form 8-K, filed July 3, 2000, as amended July 10, 2000.

(3) Incorporated by reference to the exhibits to our Current Report on Form 8-K, filed June 15, 2000.

(4) Incorporated by reference to the exhibits to our Current Report on Form 8-K, filed June 9, 2000.

(5) Incorporated by reference to the exhibits to our Registration Statement on Form S-3, dated as of September 29, 2000.

(6) Incorporated by reference to the exhibits to our Current Report on Form 8-K, dated as of January 17, 2002.

(7) Incorporated by reference to the exhibits to our Current Report on Form 8-K, filed on January 10, 2001.

(8) Incorporated by reference to the exhibits to our Quarterly Report on Form 10-Q, filed on November 14, 2001.

(9) Incorporated by reference to the exhibits to our Quarterly Report on Form 10-Q, filed on November 14, 2000.

ITEM 17. UNDERTAKINGS

      The undersigned registrant hereby undertakes;

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement of which this prospectus is a part:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

Provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d)of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement of which this prospectus is a part in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement of which this prospectus is a part as of the time it was declared effective.

          (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the submitted issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the registration statement of which this prospectus is a part to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlton and Commonwealth of Massachusetts on the 12th day of February, 2002.


                                             FIBERCORE, INC.



                                             By:  /s/ Mohd A. Aslami
                                                      --------------
                                                  Name:   Dr. Mohd A. Aslami
                                                  Title:  Chairman, Chief
                                                          Executive Officer and
                                                          President (Principal
                                                          Executive Officer)

                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of FiberCore, Inc., hereby severally constitute and appoint Mohd A. Aslami and Robert P. Lobban and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement, and any subsequent registration statement for the same offering or for any additional offerings (as contemplated by the registration statement filed herewith) which may be filed under Rule 415 or Rule 462, and generally to do all that is necessary in our name and on our behalf in our capacities as officers and directors to enable FiberCore, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering or for any additional offerings (as contemplated by the registration statement of which this prospectus is a part filed herewith) which may be filed under Rule 415 or Rule 462.

     Pursuant to the requirements of the Securities Act of 1933, the registration statement of which this prospectus is a part or amendment has been signed below by the following persons in the capacities and on the dates indicated:

                  Signature                                           Title                                         Date
                                                Chairman, Chief Executive Officer and
/s/ Mohd A. Aslami                              President (Principal Executive Officer)            February 12, 2002
-----------------------------------------
Dr. Mohd A. Aslami

/s/ Charles De Luca                             Secretary                                          February 12, 2002
-----------------------------------------
Charles De Luca

/s/ Robert P. Lobban                            Chief Financial Officer and Treasurer              February 12, 2002
-----------------------------------------
Robert P. Lobban

/s/ Steven Phillips                             Director                                           February 12, 2002
-----------------------------------------
Steven Phillips

/s/ Hedayat Armin-Arsala                        Director                                           February 12, 2002
-----------------------------------------
Hedayat Armin-Arsala

/s/ Javad K. Hassan                             Director                                           February 12, 2002
-----------------------------------------
Javad K. Hassan

/s/ Michael Robinson                            Director                                           February 12, 2002
-----------------------------------------
Michael Robinson

                  Signature                                           Title                                         Date
/s/ Charles De Luca                             Director                                           February 12, 2002
-----------------------------------------
Charles De Luca

/s/ Mohd A. Aslami                              Director                                           February 12, 2002
-----------------------------------------
Dr. Mohd A. Aslami